As filed with the Securities and Exchange Commission on November 16, 2005
                                      An Exhibit List can be found on page II-5.
                                                     Registration No. 333-129436


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                          _____________________________
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          _____________________________


                           THE WORLD GOLF LEAGUE, INC.
                 (Name of small business issuer in its charter)

   DELAWARE                         6770                         98-0201235
(State or other          (Primary Standard Industrial        (I.R.S. Employer
Jurisdiction of            ClassificationCode Number)       Identification No.)
Incorporation or
Organization)

                         2139 STATE ROAD 434, SUITE 101
                             LONGWOOD, FLORIDA 32779
                                 (407) 331-6272
(Address and telephone number of principal executive offices and principal place of business)

                   MICHAEL S. PAGNANO, CHIEF EXECUTIVE OFFICER
                           THE WORLD GOLF LEAGUE, INC.
                         2139 STATE ROAD 434, SUITE 101
                             LONGWOOD, FLORIDA 32779
                                 (407) 331-6272
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             GREGORY SICHENZIA, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 AVENUE OF THE AMERICAS, 21ST FLR.
                            NEW YORK, NEW YORK 10018
                                 (212) 930-9700
                              (212) 930-9725 (FAX)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                  -----------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                         ----------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                         -----------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                   ------------


                                    CALCULATION OF REGISTRATION FEE

                                                 PROPOSED
                                                 MAXIMUM      PROPOSED
TITLE OF EACH CLASS OF                          OFFERING       MAXIMUM
  SECURITIES TO BE         AMOUNT TO BE         PRICE PER     AGGREGATE         AMOUNT OF
     REGISTERED            REGISTERED (1)         SHARE     OFFERING PRICE   REGISTRATION FEE
------------------------  -----------------    -----------  ---------------  -----------------
Common stock, $.001 par
value                        22,500,000        $   .00235   $        52,875  $            6.22
------------------------  -----------------    -----------  ---------------  -----------------
Common stock, $.001 par
value issuable upon
conversion of debentures    800,000,000 (2)    $.00235 (3)  $     1,880,000  $          221.28
------------------------  -----------------    -----------  ---------------  -----------------
Common stock, $.001 par
value issuable upon
exercise of warrants        200,000,000 (2)    $.00235 (3)  $       470,000  $           55.32
------------------------  -----------------    -----------  ---------------  -----------------
Total                     1,022,500,000                     $     2,402,875  $          282.82
------------------------  -----------------    -----------  ---------------  -----------------

(1)  Includes  shares of our common stock, par value $.001 per share, which may be offered pursuant  to  this  registration  statement,  which shares are issuable upon conversion of convertible  debentures  held  by  the  selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable  upon  conversion of the debentures as such number may be adjusted as a result of stock  splits,  stock  dividends and similar transactions in accordance with Rule 416. The number  of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures. For purposes  of  estimating  the  number  of  shares  of  common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures to account for  market fluctuations, and antidilution and price protection adjustments, respectively.
Should  the  conversion  ratio  result in our having insufficient shares, we will not rely upon  Rule  416,  but  will  file a new registration statement to cover the resale of such additional  shares  should  that  become necessary.  In addition, should a decrease in the exercise  price as a result of an issuance or sale of shares below the then current market price,  result in our having insufficient shares, we will not rely upon Rule 416, but will file  a  new  registration  statement to cover the resale of such additional shares should that  become  necessary.

(2)  Includes  a  good  faith  estimate of the shares underlying convertible debentures to account  for  market  fluctuations.

(3)  Estimated  solely for purposes of calculating the registration fee in accordance with
Rule  457(c) under the Securities Act of 1933, using the average of the high and low price as  reported on the Over-the-Counter Bulletin Board on October 31, 2005, which was $.00235 per  share.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2005


                           THE WORLD GOLF LEAGUE, INC.
                             1,022,500,000 SHARES OF
                                  COMMON STOCK

     This prospectus relates to the resale by the selling stockholder of up to 1,022,500,000 shares of our common stock, including 800,000,000 shares of common stock underlying convertible debentures, 200,000,000 shares of common stock underlying warrants and 22,500,000 shares of common stock. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted divided by the conversion price. The conversion price for the convertible debentures is the lesser of (i) $0.25; (ii) seventy percent of the of the average of the five lowest volume weighted average prices during the twenty trading days prior to the conversion or (iii) seventy percent of the of the volume weighted average on the trading day prior to conversion. If the volume weighted average price is below $0.001 on a conversion date, we have the right to pre-pay the amount of the debenture the holder elects to convert, plus accrued and unpaid interest, at 150% of such amount; however, if we elect to pre-pay in this situation, the debenture holder has the right to withdraw the notice of conversion. Also, if the volume weighted average price is below $0.001 at any point during a month, the holder is not obligated to convert any portion of the debenture during that month. The warrants are exercisable at $0.0015 per share.


     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-the-Counter Bulletin Board under the symbol "WGFL". The last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on November 14, 2005, was $.0022.


INVESTING  IN  THESE SECURITIES INVOLVES SIGNIFICANT RISKS.   SEE "RISK FACTORS"
BEGINNING  ON  PAGE  4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is         , 2005.
                                                ---------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY THE WORLD GOLF LEAGUE, INC., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----
Prospectus Summary                                                            1
Risk Factors                                                                  4
Use of Proceeds                                                              10
Market For Common Stock and Related Stockholder Matters                      10
Management's Discussion and Analysis and Plan of Operations                  11
Business                                                                     18
Description of Property                                                      19
Legal Proceedings                                                            19
Management                                                                   21
Executive Compensation                                                       22
Certain Relationships and Related Transactions                               24
Security Ownership of Certain Beneficial Owners and Management               25
Description of Securities                                                    26
Indemnification for Securities Act Liabilities                               28
Plan of Distribution                                                         29
Selling Stockholders                                                         31
Legal Matters                                                                33
Experts                                                                      33
Additional Information                                                       33
Index to Financial Statements                                                34

                               PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

THE  WORLD  GOLF  LEAGUE,  INC.

     We recently completed the filming of the first season of our reality based television series entitled "The WGL Million Dollar Shootout." We invited 22 players to compete for $1,000,000 in a WGL handicapped, winner takes all, event. Participants were choosen from an online application, however, in the future, we may charge potential participants a small entrance fee to play in a qualifying event with an opportunity to advance to The WGL Million Dollar Shootout.

     The competition began when 22 players competed in a skills challenge that was judged by team captains and PGA Star Fred Funk, LPGA rookie Bernadette Luse and the Big Breaks Don Donatello. Team captains then drafted four player teams, and two players were eliminated. The teams began play the next day playing a scramble format for points based on the number of strokes per hole and the players handicap. At the end of the day, each team captain eliminated a player. The next day, play had three players competing on each team. At the end of play, the team captains eliminated another player from each team and the team with the lowest point total was eliminated. The next day's semi final round was contested as 4 two-player teams. At the end of the round, the two teams with the highest point total moved on to Friday's final round and were joined by the previously eliminated players to play for the Million Dollars as a 4-player team.


     For the years ended December 31, 2004 and 2003, we generated revenues in the amounts of $144,915 and $10,203 and net losses of $2,961,790 and $5,741,421, respectively. For the nine months ended September 30, 2005, we generated revenues in the amount of $523,948 and a net loss of $1,520,508. As a result of recurring losses from operations, a working capital deficit and a stockholders deficit, our auditors, in their report dated April 14, 2005, have expressed substantial doubt about our ability to continue as going concern.


     Our principal offices are located at 2139 State Road 434, Suite 101, Longwood, Florida 32779, and our telephone number is (407) 331-6272. We are a Delaware corporation.

THE OFFERING

Common stock offered by
selling stockholder                Up  to  1,022,500,000  shares,  including
                                   the following:

                                   -    22,500,000 shares of common stock;

                                   - up to 800,000,000 shares of common stock underlying convertible debentures in the principal amount of $700,000 (includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations antidilution and price protection adjustments, respectively), and

                                   - up to 200,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.0015 per share.

                                        This number represents 46.82% of our current outstanding stock.

Common stock to be outstanding
after the offering                      Up to 2,184,017,014 shares

Use of proceeds

                                        We  will  not  receive  any  proceeds
                                        from  the  sale  of  the  common  stock.
                                        However, we will receive up to $300,000 upon exercise of the warrants by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholder will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement within one year from issuance. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. In addition, we have received gross proceeds of $500,000 from the sale of the convertible debentures and the investor is obligated to provide us with an additional $200,000, $150,000 upon the earlier of 45 days after filing of this registration statement or upon this registration statement being declared effective and $50,000 upon this registration statement being declared effective. The proceeds received from the sale of the convertible debentures will be used for production costs associated with our Million Dollar Shootout and the payment of professional fees.


Over-The-Counter Bulletin Board Symbol  WGFL


     The above information regarding common stock to be outstanding after the offering is based on 1,184,017,014 shares of common stock outstanding as of November 7, 2005 and assumes the subsequent conversion of our issued convertible debentures by our selling stockholder.


     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on October 13, 2005 for the sale of (i) $700,000 in convertible debentures and (ii) warrants to buy 200,000,000 shares of our common stock. In addition, we issued 22,500,000 shares of restricted stock to the investor as a commitment fee.

     This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. The investor is obligated to provide us with an aggregate of $700,000 as follows:

     -    $250,000 was disbursed on October 13, 2005;

     -    $150,000 was disbursed on October 26, 2005;


     -    $100,000 was disbursed on November 4, 2005;


     - $150,000 will be disbursed upon the eearlier of 45 days after filing of this registration statement or this registration statement being declared effective; and

     - $50,000 will be disbursed upon the effectiveness of this registration statement.


     Accordingly, we have received a total of $500,000 pursuant to the Securities Purchase Agreement.


     The debentures bear interest at 8%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures divided by the conversion price. The conversion price for the convertible debentures is the lesser of (i) $0.25; (ii) seventy percent of the of the average of the five lowest volume weighted average prices during the twenty trading days prior to the conversion or (iii) seventy percent of the of the volume weighted average on the trading day prior to conversion. Beginning in the first full calendar month after this registration statement is declared effective, the holder is obligated to convert at least 5% of the face value of the convertible debenture per calendar month into shares of our common stock. If the volume weighted average price is below $0.001 on a conversion date, we have the right to pre-pay the amount of the debenture the holder elects to convert, plus accrued and unpaid interest, at 150% of such amount; however, if we elect to pre-pay in this situation, the debenture holder has the right to withdraw the notice of conversion. Also, if the volume weighted average price is below $0.001 at any point during a month, the holder is not obligated to convert any portion of the debenture during that month. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. The warrant is exercisable into 200,000,000 shares of common stock at an exercise price of $0.0015 per share.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% for one year from the date of issuance of the convertible debentures and 9.99% at any time of the then issued and outstanding shares of common stock. See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures.

                                  RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR BUSINESS:
------------------------------

WE HAVE S HISTORY OF LOSSES WHICH MAY CONTINUE, REQUIRING US TO SEEK ADDITIONAL SOURCES OF CAPITAL WHICH MAY NOT BE AVAILABLE, REQUIRING US TO CURTAIL OR CEASE OPERATIONS.


     We had a net loss of $2,961,790 for the year ended December 31, 2004 compared to a net loss of $5,741,421 for the year ended December 31, 2003. Additionally, we had a net loss of $1,520,508 for the nine months ended
September 30, 2005. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to generate revenue. As a result of continuing losses, we may exhaust all of our resources prior to completing the development of our products. Additionally, as we continue to incur losses, our accumulated deficit will continue to increase, which might make it harder for us to obtain financing in the future. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us, which could result in reducing or terminating our operations.


IF  WE  ARE  UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE
HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING OUR THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

     We will require additional funds to effectively support the operations and to otherwise implement our overall business strategy. We anticipate that we will require up to approximately $1,500,000 to fund our anticipated operations for the next twelve months, depending on revenue from operations. Even if we do receive additional financing, it may not be sufficient to sustain or expand our business operations.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

     In their report dated April 14, 2005, our independent auditors stated that our financial statements for the year ended December 31, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses, a negative working capital position and a stockholders' deficit position as of December 31, 2004. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

IF WE ARE NOT ABLE TO MANAGE THE GROWTH OF OUR COMPANY WE MAY NEVER ACHIEVE PROFITABILITY.

     Our success will depend on our ability to expand and manage our operations and facilities. There can be no assurance that we will be able to manage our growth, meet the staffing requirements of manufacturing scale-up or for current or additional collaborative relationships or successfully assimilate and train our new employees. In addition, to manage our growth effectively, we will be required to expand our management base and enhance our operating and financial systems. If we continue to grow, there can be no assurance that the management skills and systems currently in place will be adequate or that we will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on our business, financial condition or results of operations.

WE HAVE COMMITMENTS AND CONTINGENCIES RELATED TO OUR CONSULTING AND OTHER AGREEMENTS INCLUDING A POTENTIAL COMMITMENT OF $1,000,000 TO THE WINNING TEAM OF THE FIRST SEASON OF THE WGL MILLION DOLLAR SHOOTOUT, WHICH IF NOT SATISFIED COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND FINANCIAL CONDITION.

     We have entered into contracts and other agreements which will require us to issue shares of our common stock or pay substantial amounts of cash. During the three months ended September 30, 2005, we entered into consulting agreements and issued 33,000,000 shares and committed to issue 42,000,000 shares of common stock to various consultants for services performed or to be performed. In September 2005, we entered into an agreement with Convergence Film & Television, Inc. who is scheduled to deliver a master of the first season of The WGL Million Dollar Shootout at the end of December 2005, at which time $75,000 will be remaining due to Convergence. In October 2005, we entered into a settlement agreement with Focus Partners in the amount of $40,000, of which $20,000 is payable in four monthly installments of $5,000 beginning in October 2005, and $20,000 is payable in kind by the transfer and delivery of 7,500,000 shares of our unrestricted stock. We entered into a broadcasting agreement with a television network pursuant to which $68,000 is due on December 1, 2005, $136,000 is due on January 1, 2006, and $34,000 is due on February 1, 2006.
Pursuant to our agreements with the contestants in the first season of The WGL Million Dollar Shootout, we will be liable for $1,000,000 to the winning team within thirty days after the broadcast of the final episode, which is scheduled to occur in February or March of 2006. There can be no assurance that we will be able to satisfy these commitments and contingencies as they become due. If we are unable to satisfy these commitments and contingencies when they become due, it could have a materially adverse effect on our business and financial condition.



WE ARE IN DEFAULT ON NOTES THAT WE ISSUED TO THE WINNERS OF THE 2001 WORLD GOLF LEAGUE NATIONAL TOURNAMENT.

     We entered into a Stipulated Injunction with the State of Florida, Office of the Attorney General in July 2003, regarding a settlement of our unpaid obligation to the winners of the 2001 World Golf League National Tournament. During the fiscal year ended December 31, 2003, we executed notes payable to the winners of the 2001 World Golf League National Tournament for an aggregate of $300,000 bearing interest at 5% per annum. The notes became due in September 2004, and the remaining balance owed as of September 30, 2005 of $281,081 is in default. One of the winners has sued us regarding his note. Other plaintiffs may file lawsuits against us regarding the notes. If this plaintiff, or other plaintiffs who may sue us, are successful on the merits of their cases, it could have a material adverse effect on our financial condition, liquidity and results of operations.



WE HAVE DECIDED NOT TO ISSUE ADDITIONAL SHARES AS REQUIRED BY THE EXCHANGE AGREEMENT TO THE WORLD GOLF FLORIDA SHAREHOLDERS WHO MAY HAVE A POTENTIAL CLAIM AGAINST US FOR NOT ISSUING SUCH SHARES.

     We could not determine whether a valid exemption from registration existed for additional issuances of our common stock to the World Golf Florida shareholders, and as a result we have decided not to issue any of the shares that we had previously agreed to issue. The Exchange Agreement stated, in pertinent part, that in the event $1,000,000 was not raised by us with the assistance of the Novus Shareholders, the World Golf Florida shareholders would receive an additional 30,000,000 post-split shares on a pro rata basis as their original shares were issuable pursuant to the Exchange Agreement. As $1,000,000 was not raised, we contacted the World Golf Florida shareholders via mail requesting that they execute documentation so that we could determine whether a valid exemption from registration could be met. We received only a minimal response from the World Golf Florida shareholders and were unable to determine whether a valid exemption would be satisfied. If any of the World Golf shareholders were to pursue their rights under the Exchange Agreement, we could be required to register the additional shares if a valid exemption from registration does not exist, or we could face potential claims for damages, both of which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

WE ISSUED A PRESS RELEASE THAT CONTAINED INACCURATE HISTORICAL INFORMATION AND CONTAINED FORWARD LOOKING INFORMATION PRIOR TO ISSUING OUR QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 2005.

     On August 17, 2005, we issued a press release disclosing our operating results for the quarter ended June 30 2005, prior to our independent auditor's completed review of our financial statements for that period. As a result of such review, we made changes to our financial statements since issuing the press release, which has caused the information in the press release to be inaccurate regarding our assets, liabilities, net loss and general and administrative expenses and the percentage increase in our revenue. The press release also contained forward looking information regarding potential revenues from The WGL Million Dollar Shootout, future liabilities, potential profitability, and prospects about our ability to raise additional capital. There can be no assurance that we will generate revenue from The WGL Million Dollar Shootout, or, if we do generate such revenue, that we will be debt free and operating in the black by the first quarter of 2006, or anytime thereafter. Also, there can be no assurance that we are better able to raise capital based upon our current financial condition or operating results.



WE MAY HAVE INADVERTENTLY ISSUED MORE SHARES THAN WE ACTUALLY REGISTERED ON FORMS S-8 DURING 2004 AND 2005, AND HAVE OFFERED RESCISSION ON SEVERAL ISSUANCES.

     It has come to our attention that we may have inadvertently issued more shares of our common stock than we actually registered on Forms S-8 during 2004 and 2005, which may be in violation of one or more federal or state securities laws. We have offered rescission to consultants who we believe may have received shares in excess of the amount registered. We offered to pay upon tender of the shares, an amount equal to the value of the consideration given for the common stock subject to the rescission offer plus interest at the applicable statutory rate in the state in which the consultant resides from the date of issuance through the date the rescission offer expires less any income received by the consultant from the common stock; or if the shares of common stock subject to the rescission have been disposed of, the difference between 1) the amount that would be received upon tender of the shares of common stock and 2) the aggregate price received by the consultant upon disposition of the common stock plus the amount of any income received by the consultant from the common stock. We could be liable to the consultants pursuant to the terms of our rescission offer, at law or in equity.


IF WE ARE UNABLE TO RETAIN THE SERVICES OF MR. PAGNANO OR IF WE ARE UNABLE TO SUCCESSFULLY RECRUIT QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

     Our success depends to a significant extent upon the continued service of Mr. Michael S. Pagnano, our Chief Executive Officer. Loss of the services of Mr. Pagnano could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Mr. Pagnano. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified personnel. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

RISKS  RELATING  TO  OUR  CURRENT  FINANCING  ARRANGEMENT:
---------------------------------------------------------

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.


     As of November 7, 2005, we had 1,184,017,014 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 454,545,455 shares of common stock at current market prices, and outstanding warrants to purchase 200,000,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.


     Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of November 14, 2005 of $0.0022.


                                                Number           % of
% Below      Price Per      With Discount     of Shares       Outstanding
Market         Share          at 30%          Issuable           Stock
-------       -------       ---------       -------------       ------
25%           $.00165       $ .001155         606,060,607       33.86%
50%           $ .0011       $  .00077         909,090,910       43.43%
75%           $.00055       $ .000385       1,818,181,819       60.56%

     As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

     The convertible debentures are convertible into shares of our common stock at a 30% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

     The issuance of shares upon conversion of the convertible debentures may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock within one year from the date of issuance of the convertible debentures or 9.99% of our outstanding common stock at any time, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IN THE EVENT THAT OUR STOCK PRICE DECLINES, THE SHARES OF COMMON STOCK ALLOCATED FOR CONVERSION OF THE CONVERTIBLE DEBENTURES AND REGISTERED PURSUANT TO THIS
PROSPECTUS MAY NOT BE ADEQUATE AND WE MAY BE REQUIRED TO FILE A SUBSEQUENT REGISTRATION STATEMENT COVERING ADDITIONAL SHARES. IF THE SHARES WE HAVE ALLOCATED AND ARE REGISTERING HEREWITH ARE NOT ADEQUATE AND WE ARE REQUIRED TO FILE AN ADDITIONAL REGISTRATION STATEMENT, WE MAY INCUR SUBSTANTIAL COSTS IN CONNECTION THEREWITH.

     Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. Accordingly, we are registering 800,000,000 shares to cover the conversion of the convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

     In October 2005, we entered into a Securities Purchase Agreement for the sale of an aggregate of $700,000 principal amount of convertible debentures. The convertible debentures are due and payable, with 8% interest, two years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default could require the early repayment of the convertible debentures at a price equal to 125% of the amount due under the debentures. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

RISKS  RELATING  TO  OUR  COMMON  STOCK:
---------------------------------------

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

     Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     - that a broker or dealer approve a person's account for transactions in penny stocks; and
     - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     - obtain financial information and investment experience objectives of the person; and
     - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     - sets forth the basis on which the broker or dealer made the suitability determination; and
     - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS


     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive up to $300,000 upon exercise of the warrants by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholder will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement within one year from issuance. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. In addition, we have received gross proceeds of $500,000 from the sale of the convertible debentures and the investor is obligated to provide us with an additional $200,000; $150,000 upon the earlier of 45 days after filing of this registration statement or upon this registration statement being declared effective and $50,000 upon this registration statement being declared effective. The proceeds received from the sale of the convertible debentures will be used for production costs associated with our Million Dollar Shootout and the payment of professional fees.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol "WGFL". For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                    Low        High
                                    ---        ----
2003
----
First Quarter (1)                    .15      2.85
Second Quarter                       .02       .18
Third Quarter                        .02       .09
Fourth Quarter                       .02       .20

2004
----
First Quarter                        .02       .29
Second Quarter                       .01       .04
Third Quarter                        .01       .02
Fourth Quarter                       .01       .02

2005
----
First Quarter                        .01       .01
Second Quarter                       .01       .01
Third Quarter                        .01       .01
Fourth Quarter (2)                   .01       .01

(1) Reflects a 2.7:1 forward stock split on February 12, 2003 and a 10:1 forward stock split on March 21, 2003.


(2) As of November 14, 2005.


HOLDERS


As of November 7, 2005, we had approximately 134 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Signature Stock Transfer, Inc.


     We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     -    discuss our future expectations;
     - contain projections of our future results of operations or of our financial condition; and
     -    state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

     We were incorporated on September 29, 1998 in Delaware under the name Asia Pacific Trading, Inc. On May 11, 2000, we merged with Novus Laboratories, Inc., a Nevada corporation. We changed our name to Novus Laboratories, Inc. on June 20, 2000.

     In February 2003, we completed a 2.7:1 forward stock split of our issued and outstanding common stock. In March 2003, we completed a 10:1 forward stock split of our issued and outstanding common stock. The effects of both stock splits have been retroactively reflected in this prospectus unless otherwise stated.

     On April 14, 2003, we acquired in excess of 80% of the issued and outstanding shares of The World Golf League, Inc., a Florida corporation pursuant to an exchange agreement. The remaining shareholders of World Golf League approved the exchange agreement and we issued a total of 120,000,000 shares of common stock in exchange for 100% of the securities of World Golf League. World Golf League became our wholly-owned subsidiary. As a result of the acquisition of World Golf League, and the change in business focus, we changed our name to The World Golf League, Inc.

     Novus shareholders agreed to assist us in raising a minimum of $500,000 or they would cancel 30,000,000 post-split shares of their common stock. We and the Novus shareholders amended the terms of the exchange agreement to provide that a portion of the proceeds received from the sale of the shares by the Novus shareholders would be delivered to us in lieu of canceling the shares. Through December 31, 2003, this arrangement resulted in us receiving an aggregate of $376,203, of which a significant portion was paid to the Florida Attorney General pursuant to the terms of a Stipulated Injunction, discussed below.

     In addition, the exchange agreement stated that in the event $1,000,000 was not raised by us with the assistance of the Novus shareholders, shareholders of World Golf League would receive an additional 30,000,000 post-split shares on a pro rata basis as their original shares were issuable pursuant to the exchange agreement. As $1,000,000 was not raised, we contacted the World Golf League shareholders via mail requesting that they execute documentation so that we could determine whether a valid exemption from registration could be met. We received only a minimal response from the World Golf League shareholders and were unable to determine whether a valid exemption would be satisfied. We have elected not to, but may be required to, issue the shares that we had previously agreed to issue. Michael S. Pagnano, the our Chief Executive Officer and a former shareholder of World Golf League, previously had agreed not to receive any additional shares in connection with the previously announced issuance and this would have significantly reduced the number of shares to be issued.

     We entered into a Stipulated Injunction with the State of Florida, Office of the Attorney General in July 2003, regarding a settlement of our unpaid obligation to the winners of the 2001 World Golf League National Tournament.

Pursuant to the Stipulated Injunction, we agreed that after the payment of certain specific expenses, the Florida Attorney General would receive 60% of the proceeds we receive from the sale of our common stock by the former Novus stockholders. During the fiscal year ended December 31, 2003, we paid $314,000 and executed notes payable to the winners of the 2001 World Golf League National Tournament for an aggregate of $300,000 bearing interest at 5% per annum. In addition, we paid the Florida Attorney General $20,000 in connection with the settlement. The notes became due in September 2004, and the remaining balance owed as of June 30, 2005 of $277,601 is in default. We plan to repay the notes as our cash flow permits. We have been sued by one of the note holders. See, "Legal Proceedings."

PRIOR  BUSINESS  PLAN
---------------------

     We used to market our "Play for Pay" concept through wholesale distribution channels in the U.S. This concept involved average golfers playing for substantial prize money with full handicap. We focused on wholesale distribution of WGL memberships to corporate clients. We entered into a contract with Upwon, LLC to give away brochures containing WGL memberships in connection with purchases of certain consumer electronic brands at major national retail outlets, and to also distribute such brochures within the leisure cruise industry and the professional sports industry. We held a World Championship Tournament in Scottsdale, Arizona in May 2004. We held a National Final in Orlando, Florida, in February 2005, and paid $66,000 in prize money. Members that we acquired through retail channels participated in this National Final.

NEW  BUSINESS  PLAN
-------------------

     We recently completed the filming of the first season of our reality based television series entitled "The WGL Million Dollar Shootout." We invited 22 players to compete for $1,000,000 in a WGL handicapped, winner takes all, event. Participants were choosen from an online application, however, in the future, we may charge potential participants a small entrance fee to play in a qualifying event with an opportunity to advance to The WGL Million Dollar Shootout. The series will air on PAX television starting in January 2006.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affects our more significant judgments and estimates used in the preparation of our financial statements:

Going  Concern
--------------

     As of and during the six months ended June 30, 2005, we have continued to accumulate payables to our vendors and to the golfers who have won prize money and have experienced negative financial results which raises substantial doubt about our ability to continue as a going concern. We have developed specific current and long-term plans to address our viability as a going concern such as our attempts to raise funds through debt and/or equity offerings. If successful, these additional funds would be used to pay down liabilities and to provide working capital. In the long-term, we believe that cash flows from continued growth in our operations will provide the resources for continued operations. There can be no assurance that we will have the ability to implement our business plan and ultimately attain profitability. Our long- term viability as a going concern is dependent upon three key factors, as follows:

     - Our ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of our business operations in the near term.

     -  Our  ability  to  control  costs  and  expand  revenues.

     - Our ability to ultimately achieve adequate profitability and cash flows from operations to sustain our operations.

Revenue  Recognition
--------------------

     Prior to December 31, 2002, we entered into license agreements with third parties whereby the licensee had the right to develop and manage our marketing concept in an exclusive territory in the United States or internationally. The license agreements generally required an initial down payment and two equal annual installment payments for the initial license fee and monthly royalty payments of 15% of gross revenue generated by the licensee. We repurchased all of the licenses and began to market the memberships directly and through wholesale providers. During 2004, we recognized membership fee revenue ratably over the membership period which was typically from the date the individual became a member through the completion of the national golf tournament which was held near the end of each membership period. Effective in February 2005 we changed our business strategy and began to provide membership applications to a marketing firm who distributes the membership applications to corporate entities who distributes them to its customers. For each completed membership application received, we receive $50. Since all costs, including prize money, of hosting a golf tournament are borne by the corporate entity and not by us, revenue is now recognized once the application fee is received.

Stock  Based  Compensation
--------------------------

     We account for our stock compensation arrangements under the provisions of Accounting Principles Board ("APB") No. 25 "Accounting for Stock Issued to Employees". We provide disclosure in accordance with the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123 "Accounting for Stock-Based Compensation". During the reporting periods presented, there was no stock issued for services under these provisions.

RECENTLY  ISSUED  ACCOUNTING  PRONOUNCEMENTS
--------------------------------------------

     In December 2004, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 153, "exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29." Our adoption of this statement is not expected to have a material impact on our financial position or results of operations. Also in December 2004, the FASB issued SFAS No. 123R, "Share Based Payments." We are currently reviewing the impact on our financial statements of implementing this statement. In November 2004, the FASB issued SFAS No. 151, "Inventory Costs." Our adoption of this statement is not expected to have a material impact on our financial condition or results of operations. In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The adoption of this statement did not have a material effect on our financial condition or results of operations. In April 2003, the FASB issued SFAS No. 149, Amendment to Statement No. 133 on Derivative Instruments and Hedging Activities. The adoption of this statement did not have a material effect on our financial condition or results of operations. In December 2003, the FASB issued revisions to Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which the FASB had previously issued in January 2003. The Company did not have any special purpose or variable interest entities under FIN 46 or the revisions ("FIN 46R"). In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation." We adopted SFAS No. 148 on January 1, 2003. The adoption of SFAS No. 148 did not have a significant impact on our financial reporting.


RESULTS  OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO
--------------------------------------------------------------------------------
THE  THREE  MONTHS  ENDED  SEPTEMBER  30,  2004
-----------------------------------------------

     We recognized membership fee revenue of $99,196 and $1,410 for the three months ended September 30, 2005 and September 30, 2004, respectively, an increase of $97,786, or 6,935%. Effective in February 2005, we changed our business strategy and began to provide membership applications to a marketing firm who distributed the membership applications to corporate entities who distributed them to their customers. The increase in membership fee revenue was due to the wholesale sales channel, where WGL memberships were distributed by Upwon to be used as marketing promotional tools for its retail clients. We have changed our business plan. We are no longer focused on wholesale distribution of WGL memberships to corporate clients. We are currently focused on producing The WGL Million Dollar Shootout, a reality-based television series which is scheduled to air on PAX television starting in January 2006. We recently completed the taping of the first season of the television series.



     Operating, general and administrative expenses decreased $98,744 (or 18%) to $464,608 for the three months ended September 30, 2005, compared to operating, general and administrative expenses of $563,352 for the three months ended September 30, 2004. The decrease in general and administrative expenses was due to our change in business strategies. Our primary focus was to promote
The  WGL  Million  Dollar  Shootout  reality-based  television  series.



     We did not have license fee reimbursement expense for the three months ended September 30, 2005, as compared to license fee reimbursement expense of $20,000 for the three months ended September 30, 2004.



     Net operating loss decreased $216,530 (or 37%) to $365,412 for the three months ended September 30, 2005, compared to net operating loss of $581,942 for the three months ended September 30, 2004. The decrease in net operating loss was directly attributable to the increase in membership fee revenue and the decrease in operating, general and administrative expenses.



     Interest expense increased $321 (or 5%) to $6,940 for the three months ended September 30, 2005, compared to interest expense of $6,619 for the three months ended September 30, 2004. The increase in interest expense was due to our issuance of $250,000 of convertible notes that bear interest at a rate of 7% per annum.



     We had other income of $3,131 for the three months ended September 30, 2005, compared to other income of $0 for the three months ended September 30, 2004.



     Net loss decreased $219,340 (or 37%) to $369,221 for the three months ended September 30, 2005, compared to net loss of $588,561 for the three months ended September 30, 2004. The decrease in net loss was directly attributable to the increase in membership fee revenue, the decrease in operating, general and administrative expenses and the increase in other income.



RESULTS  OF  OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO
--------------------------------------------------------------------------------
THE  NINE  MONTHS  ENDED  SEPTEMBER  30,  2004
----------------------------------------------

We recognized membership fee revenue of $523,948 and $49,601 for the nine months ended September 30, 2005 and September 30, 2004, respectively, an increase of $474,347, or 956%. Effective in February 2005, we changed our business strategy and began to provide membership applications to a marketing firm who distributed the membership applications to corporate entities who distributed them to their customers. The increase in membership fee revenue was due to the wholesale sales channel, where WGL memberships were distributed by Upwon to be used as marketing promotional tools for its retail clients. We have changed our business plan. We are no longer focused on wholesale distribution of WGL memberships to corporate clients. We are currently focused on producing The WGL Million Dollar Shootout, a reality-based television series which is scheduled to air on PAX television starting in January 2006. We recently completed the taping of the first season of the television series.



     Operating, general and administrative expenses decreased $582,102 (or 22%) to $2,091,142 for the nine months ended September 30, 2005, compared to operating, general and administrative expenses of $2,673,244 for the nine months ended September 30, 2004. The decrease in operating, general and administrative expenses was due to our change in business strategies. Our primary focus was to promote The WGL Million Dollar Shootout reality-based television series.



     We did not have license fee reimbursement expense for the nine months ended September 30, 2005, as compared to license fee reimbursement expense of $20,000 for the nine months ended September 30, 2004.



     Net operating loss decreased $1,076,449 (or 41%) to $1,567,194 for the nine months ended September 30, 2005, compared to net operating loss of $2,643,643 for the nine months ended September 30, 2004. The decrease in net operating loss was directly attributable to the increase in membership fee revenue and the decrease in operating, general and administrative expenses.

     Interest expense increased $7,179 (or 51%) to $21,175 for the nine months ended September 30, 2005, compared to interest expense of $13,996 for the nine months ended September 30, 2004. The increase in interest expense was due to our issuance of $250,000 of convertible notes that bear interest at a rate of 7% per annum.



     We had other income of $67,861 for the nine months ended September 30, 2005, compared to other income of $0 for the for the nine months ended September 30, 2004.



     Net loss decreased $1,137,131 (or 43%) to $1,520,508 for the nine months ended September 30, 2005, compared to net loss of $2,657,639 for the nine months ended September 30, 2004. The decrease in net loss was primarily attributable to the increase in membership fee revenue, the decrease in operating, general and administrative expenses and the increase in other income.



     We had an accumulated deficit of $15,025,615 as of September 30, 2005.


RESULTS  OF  OPERATIONS  FOR THE YEAR ENDED DECEMBER 31, 2004 AS COMPARED TO THE
--------------------------------------------------------------------------------
YEAR  ENDED  DECEMBER  31,  2003
--------------------------------

     We recognized membership fee revenue of $144,915 and $203 for the fiscal years ended December 31, 2004 and December 31 2003, respectively. We were focused on restructuring in 2003, and generated a limited amount of revenue during such period. We did not receive any license fee revenue for the fiscal year ended December 31, 2004, as compared to license fee revenue of $10,000 for the fiscal year ended December 31, 2003. The decrease in license fee revenue is due to our repurchase of all, but two of the licenses. Historically, we entered into license agreements with third parties whereby the licensee had the right to develop and manage our marketing concept in an exclusive territory. In June 2004, we began a plan to sell our membership packages through wholesale distribution channels which we will continue to do during 2005.

     Operating, general and administrative expense decreased $1,637,553 (or 37%) to $2,758,437 for the fiscal year ended December 31, 2004, compared to operating, general and administrative expense of $4,395,990 for the fiscal year ended December 31, 2003. The decrease in general and administrative expenses was primarily due to the increased efficiency of operations and less reliance on independent contractors. Cost of recapitalization was $0 for the fiscal year ended December 31, 2004, compared to cost of recapitalization of $769,980 for the fiscal year ended December 31, 2003. The cost of recapitalization for 2003 was a result of our entering into a Share Exchange Agreement pursuant to which World Golf Florida became our wholly-owned subsidiary. We did not undergo a similar type of transaction during 2004. License fee reimbursement expense decreased 504,048 (or 87%) to $75,000 for the fiscal year ended December 31, 2004, compared to license fee reimbursement expense of $579,048 for the fiscal year ended December 31, 2003. We repurchased most of the licenses in 2003. The decrease in license fee reimbursement expense was directly attributable to a decrease in the number of licenses that we repurchased in 2004. As of December 31, 2004, we still owed approximately $30,000 to two former licensees for the repurchase of their licenses.

     Net operating loss decreased $3,046,293 (or 53%) to $2,688,522 for the fiscal year ended December 31, 2004, compared to net operating loss of $5,734,815 for the fiscal year ended December 31, 2003. The decrease in net operating loss was primarily due to the decrease in operating, general and administrative expense, the decrease in cost of recapitalization and the decrease in license fee reimbursement expense.

     Interest expense was $273,268 for the fiscal year ended December 31, 2004, compared to interest expense of $6,606 for the fiscal year ended December 31, 2003. The increase in interest expense was due to our issuance of $250,000 of convertible notes that bear interest at a rate of 7% per annum. We also recorded the effect of the beneficial conversion, which was limited to $250,000, in interest expenses for 2004.

     Net loss decreased $2,779,631 (or 48%) to $2,961,790 (or basic and fully diluted loss per share of $0.01) for the fiscal year ended December 31, 2004, compared to net loss of $5,741,421 (or basic and fully diluted loss per share of $0.02) for the fiscal year ended December 31, 2003. The decrease in net loss is directly attributable to the decrease in net operating loss.

     We  had  an  accumulated  deficit  of  $13,505,107 as of December 31, 2004.

LIQUIDITY & CAPITAL RESOURCES
-----------------------------

     As of September 30, 2005, total current assets were $372,266 consisting of cash and cash equivalents of $54,839, accounts receivable of $94, deferred consulting expense of $292,333 and advance to repurchase stock of $25,000. Deferred consulting expense includes $83,333 for the unamortized portion of the value of the services that we receive from Upwon and $209,000 for the unamortized portion of the value of the services that we receive from business consultants.

     Total current liabilities were $583,475 as of September 30, 2005, consisting of accrued liabilities of $65,797, notes payable to prize winners of $281,081, convertible debenture of $162,006, and accounts payable of $74,591. The notes payable to prize winners is in default and a person filed a lawsuit against us in February 2005 alleging he is one of the prize winners holding such a note in the amount of $22,500.

     We  had  negative  working  capital  of  $211,209 as of September 30, 2005.



     Net cash used in operating activities was $575,175 during the nine months ended September 30, 2005, as compared to net cash used in operating activities of $486,835 during the nine months ended September 30, 2004. The change from net cash used in operating activities to net cash provided by operating activities was due to net loss of $1,520,508 that was offset by an adjustment of $945,333.

     Net cash used in investing activities was $1,319 during the nine months ended September 30, 2005, primarily as a result of the purchase of equipment. We did not have any cash flows from investing activities during the nine months ended September 30, 2004.



     Net cash provided by financing activities was $615,960 during the nine months ended September 30, 2005, as compared to $432,105 during the nine months ended September 30, 2004. Net cash provided by financing activities during the nine months ended September 30, 2005 consisted of proceeds from the exercise of stock warrants of $614,553 and an increase in notes payable to prize winners of $1,407. The increase in net cash provided by financing activities was primarily attributable to an increase in proceeds from the exercise of stock warrants to $614,553 during the nine months ended September 30, 2005, from $125,000 for the nine months ended September 30, 2004.



     We had an increase in cash and cash equivalents of $39,466 during the nine months ended September 30, 2005.


     Our ability to continue as a going concern is dependent upon several factors. These factors include, but are not limited to, our ability to:

     - obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of our business operations in the near term;
     -    ability to control costs and expand revenues;
     - ultimately achieve adequate profitability and cash flows from operations to sustain our operations.

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on October 13, 2005 for the sale of (i) $700,000 in convertible debentures and (ii) warrants to buy 200,000,000 shares of our common stock. In addition, we issued 22,500,000 shares of restricted stock to the investor as a commitment fee.

     This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. The investor is obligated to provide us with an aggregate of $700,000 as follows:

     -    $250,000 was disbursed on October 13, 2005;

     -    $150,000 was disbursed on October 26, 2005;

     -    $100,000 was disbursed on November 4, 2005;


     - $150,000 will be disbursed upon the eearlier of 45 days after filing of this registration statement or this registration statement being declared effective; and

     - $50,000 will be disbursed upon the effectiveness of this registration statement.


     Accordingly, we have received a total of $500,000 pursuant to the Securities Purchase Agreement.


     The debentures bear interest at 8%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures divided by the conversion price. The conversion price for the convertible debentures is the lesser of (i) $0.25; (ii) seventy percent of the of the average of the five lowest volume weighted average prices during the twenty trading days prior to the conversion or (iii) seventy percent of the of the volume weighted average on the trading day prior to conversion. Beginning in the first full calendar month after this registration statement is declared effective, the holder is obligated to convert at least 5% of the face value of the convertible debenture per calendar month into shares of our common stock. If the volume weighted average price is below $0.001 on a conversion date, we have the right to pre-pay the amount of the debenture the holder elects to convert, plus accrued and unpaid interest, at 150% of such amount; however, if we elect to pre-pay in this situation, the debenture holder has the right to withdraw the notice of conversion. Also, if the volume weighted average price is below $0.001 at any point during a month, the holder is not obligated to convert any portion of the debenture during that month. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. The warrant is exercisable into 200,000,000 shares of common stock at an exercise price of $0.0015 per share.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% for one year from the date of issuance of the convertible debentures and 9.99% at any time of the then issued and outstanding shares of common stock. See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures.

     We believe that we can operate at our current level of liquidity for the next six months based on our current financial situation. We are attempting to raise additional funds through debt and/or equity offerings. We intend to use any funds raised to pay down debt and to provide us with working capital. There can be no assurance that any new capital would be available to us or that adequate funds for our operations, whether from our revenues, financial markets, or other arrangements will be available when needed or on terms satisfactory to us. Any additional financing may involve dilution to our then-existing shareholders. At this time, no additional financing has been secured or identified. We have no commitments from officers, directors or affiliates to provide funding. If we are unable to obtain debt and/or equity financing upon terms that we deem sufficiently favorable, or at all, it would have a materially adverse impact upon our ability to pursue our business strategy and maintain our current operations. Except as disclosed herein, we do not currently have commitments for capital at this time.

                                    BUSINESS

 BUSINESS OVERVIEW

     We used to market our "Play for Pay" concept through wholesale distribution channels in the U.S. This concept involved average golfers playing for substantial prize money with full handicap. We focused on wholesale distribution of WGL memberships to corporate clients. We entered into a contract with Upwon, LLC to give away brochures containing WGL memberships in connection with purchases of certain consumer electronic brands at major national retail outlets, and to also distribute such brochures within the leisure cruise industry and the professional sports industry. We held a World Championship Tournament in Scottsdale, Arizona in May 2004. We held a National Final in Orlando, Florida, in February 2005, and paid $66,000 in prize money. Members that we acquired through retail channels participated in this National Final.

     During 2005, we changed our business focus from that of the "Play for Pay" and championship events to production of golf-related entertainment. Our sole focus has been on the planning, production and filming of our reality television show.

REALITY  TELEVISION  EVENT

     We recently completed the filming of the first season of our reality based television series entitled "The WGL Million Dollar Shootout." We invited 22 players to compete for $1,000,000 in a WGL handicapped, winner takes all, event. Participants were choosen from an online application, however, in the future, we may charge potential participants a small entrance fee to play in a qualifying event with an opportunity to advance to The WGL Million Dollar Shootout. This first competition was held at the Reunion Resort & Club in Orlando, Florida.

     The competition began when 22 players competed in a skills challenge that was judged by team captains and PGA Star Fred Funk, LPGA rookie Bernadette Luse and the Big Breaks Don Donatello. Team captains then drafted four player teams, and two players were eliminated. The teams began play the next day playing a scramble format for points based on the number of strokes per hole and the players handicap. At the end of the day, each team captain eliminated a player. The next day, play had three players competing on each team. At the end of play, the team captains eliminated another player from each team and the team with the lowest point total was eliminated. The next day's semi final round was contested as 4 two-player teams. At the end of the round, the two teams with the highest point total moved on to Friday's final round and were joined by the previously eliminated players to play for the Million Dollars as a 4-player team.

     John O'Hurley, who recently starred on Dancing with the Stars on ABC, has been hired to host the event. Mr. O'Hurley will provide commentary, interviews and profiles of all the participants. In addition, professional golfers Fred Funk, Mark Calcavecchia, Don Donatello, Bernadette Luse, Carin Koch and Cristie Kerr provided lifelines for players during the week. Each team was allowed to use a professional golfer, a lifeline, to hit one shot for them every six holes during a round.

     The show will air on PAX television every Monday night at 7:00 pm, EST, between January 23 and March 6, 2005.

PATENTS,  TRADEMARKS  AND  LICENSES

     We  have  applied  for  and  received  trademarks  for  the  following:

     Trademark                       Registration  #          Registration  Date
     ---------                       ---------------          ------------------

     WGL                                  2884454           September  14,  2004
     WGL  World  Wide  Golf  for  Pay     2905083            November  23,  2004
     Where  Anyone  Can  Play  for  Pay   2906595            November  30,  2004
     Red  &  Black  The  Colors  of
     Victory  on  Sunday                  2906594            November  30,  2004

     We have applied for the following trademark which is pending:

     Trademark                         Serial  #              Registration  Date
     ---------                         ---------              ------------------

     WGL  Million  Dollar  Shootout     78689658               August  10,  2005

EMPLOYEES

     We currently have two employees, which are employed on a full-time basis. Additionally, we use several outsourced support services. These include advertising, graphics design, printing, member fulfillment, public relations, web-site development, accounting and legal. We may add employees as may be necessary based on the growth of the wholesale distribution channel and the production of the reality-based television show. None of our employees are covered by a collective bargaining agreement. We believe that the relationship with our employees is satisfactory.

                            DESCRIPTION OF PROPERTIES

     Our principal offices are located at 2139 State Road 434, Suite 101, Longwood, Florida 32779, and our telephone number is (407) 331-6272. We currently occupy approximately 1,500 square feet of office space in Longwood, Florida at $2,018 per month on a month-to-month basis. Either party may terminate the month-t0-month lease on 60 days prior written notice. We believe that our existing facilities are adequate for our current use.

                                LEGAL PROCEEDINGS

     From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. Except as described below, we are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

     In July 2003, we entered into a Stipulated Injunction with the State of Florida Office of the Attorney General regarding a settlement of our unpaid obligation to the winners of the 2001 World Golf League National Tournament. Pursuant to the Stipulated Injunction, we agreed that, after the payment of certain specific expenses, the Florida Attorney General would receive 60% of the proceeds we receive from the sale of our common stock by the former Novus stockholders. During the year ended December 31, 2003, we paid $314,000 to the Florida Attorney General and executed notes payable to the winners of the 2001 World Golf League National Tournament for an aggregate of $300,000 in full settlement. In addition, we paid the Florida Attorney General $20,000 in connection with the settlement. The notes became due in September 2004, and the remaining balance owed as of December 31, 2004 of $279,674 is in default. We plan to repay the notes as our cash flow permits.

     In February 2005, Nathan Bertsch, sued us in the Court of Common Pleas, Thirteenth Judicial Circuit, State of South Carolina, County of Greenville, for breach of contract, unfair trade practices, and collection of promissory note. The complaint alleges that in November 2001, we invited the plaintiff to participate in the tournament; that the plaintiff entered and participated in the tournament; that a contract was formed to pay the plaintiff $45,000 if he won his flight in the tournament; that the plaintiff won his flight; that, as a result of the intervention of the Florida Attorney General, we paid the plaintiff one-half of the winnings and executed a promissory note to pay the balance of $22,500. The plaintiff is seeking actual damages in the amount of $22,500, prejudgment interest at the statutory rate, three times actual damages, reasonable attorney's fees and costs of prosecuting the lawsuit under the South Carolina Unfair Trade Practices Act, and in the alternative, actual damages of $22,500 as payment on the note plus interest at a rate of 5% per annum accrued
thereunder.  We  have  engaged  counsel  in  this  action.   We  are  currently
challenging  the  jurisdiction  of  the  court  in  South  Carolina.


     On May 20, 2005, a default judgment was entered against us in the Supreme Court of The State of New York, County of New York in a suit styled Focus Partners LLC against The World Golf League, Inc. Index No.: 602687/04. The default judgment was entered in favor of Focus Partners LLC in the amount of $58,938 together with interest at a rate of one and one-half percent (1.5%) per month from April 5, 2004 which totaled $11,917 and costs of $505, or an aggregate of $71,360. We received notice from the Circuit Court of the

Eighteenth Judicial District, in and for Seminole County, Florida that on May 31, 2005, the judgment was recorded in Seminole County, Florida, the county in which we are located. On October 20, 2005, we entered into a settlement agreement with Focus Partners in the amount of $40,000, of which $20,000 is payable in four monthly installments of $5,000 beginning in October 2005, and $20,000 is payable in kind by the transfer and delivery of 7,500,000 shares of our unrestricted stock. In the event that sales of the stock do not yield net proceeds totaling $20,000, we are obligated to pay the difference between $20,000 and the net proceeds in cash within five business days of notice. Focus Partners has agreed not to enforce the judgment as long as we are in compliance with the settlement agreement. If we default under the settlement agreement and do not cure the default within five days of written notice of such default, we will be required to pay the full amount of the judgment, less payments made and net proceeds realized from the sale of the common stock together with interest from May 20, 2005, and Focus Partners will have the right to proceed with enforcement of the judgment.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following information sets forth the names of our officers and directors, their present positions with us, and their biographical information.


Name                             Age            Office(s) Held
----------------------         --------         ------------------------------

Michael S. Pagnano               55             President, Chief Executive
                                                Officer and Director

King Simmons                     43             Director


MICHAEL S. PAGNANO has served as our Chief Executive Officer and Director since January 31, 2003. Between December, 1999 and January, 2003, Mr. Pagnano served as Chief Executive Officer and Director of World Golf Florida. Prior thereto, from May 1986 through December 1999, Mr. Pagnano served as the President of Competitive Strategies Corp. Mr. Pagnano received a Bachelors degree in Business Administration from St. Peters College.

KING SIMMONS has served as our Director since February 2003. Mr. Simmons is currently our Georgia licensee and has 10 years of professional golf experience. Mr. Simmons is a PGA Apprentice. He has held various club management positions throughout the southeast. Since 2000, Mr. Simmons has served as the General Manager of Kings Mill and Alfred Tup golf courses in Atlanta.

COMMITTEES OF THE BOARD OF DIRECTORS
------------------------------------

     None.

TERMS OF OFFICE
---------------

     Our directors are appointed for a one-year term to hold office until the next annual general meeting of the holders of our common stock or until removed from office in accordance with our by-laws. Our officers are appointed by our board of directors and hold office until removed by our board of directors.

EXECUTIVE COMPENSATION

     The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending December 31, 2004, 2003 and 2002 exceeded $100,000:

                                                               SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION

                                                             Other
                                                             Annual      Restricted     Options      LTIP
   Name & Principal                Salary        Bonus       Compen-       Stock         SARs       Payouts      All Other
       Position           Year       ($)          ($)        sation ($)   Awards($)       (#)         ($)      Compensation
------------------------ ------- ------------ ------------ ------------ ------------- ----------- ------------ --------------
Michael Pagnano           2004   198,612 (1)       0             -            -            -            -             -
  President and CEO       2003   160,750 (1)       0             -            -       4,000,000 (1)     -             -
                          2002   138,000           0             -            -            -            -             -
------------------------ ------- ------------ ------------ ------------ ------------- ----------- ------------ --------------

(1) In August 2003, we granted Michael Pagnano, our CEO, stock options to buy 4,000,000 shares of our common stock at an exercise price of $.051 per share. Mr. Pagnano exercised 2,700,000 of these options in lieu of $80,942 owed to him by us and compensation of $56,758 was recorded, as described in detail in "Certain Relationships and Related Transactions."

OUTSTANDING  STOCK  OPTIONS
---------------------------

                                                                                    Value of
                                                                 Number of       unexercised in-
                                                                unexercised        the-money
                                                                 options at        options at
                              Shares                             FY-end (#)        FY-end($)
                            acquired on                         exercisable/      exercisable/
                            exercise (#)    Value realized     unexerciseable     unexercisable
                           ------------     --------------     --------------     -------------
Michael S. Pagnano, CEO    1,300,000          $66,300              --/--              --/--

(1) The Company did not have any stock appreciation rights ("SARs") as of December 31, 2004.

COMPENSATION  OF  DIRECTORS
---------------------------

     We currently do not have in effect a policy regarding compensation for serving on our board of directors. However, we do reimburse our directors for their reasonable expenses incurred in attending meetings of our board and our non-employee directors are periodically granted shares or options to purchase shares of our common stock.

EMPLOYMENT  AGREEMENT
---------------------

     Effective July 29, 2003, we entered into a three-year employment agreement with Mr. Pagnano pursuant to which Mr. Pagnano serves as our Chief Executive Officer and a director of our company. The terms of the employment agreement provide that Mr. Pagnano receive base compensation of $15,000 per month for the first year, $16,500 per month for the second year, and $18,150 per month for the third year in equal semi-monthly installments, four (4) weeks of paid vacation, and $30,000 upon execution of the employment agreement as a bonus to be used towards the purchase of a car. Mr. Pagnano is also entitled to participate in any health insurance or other employee benefit plan which we may adopt and any incentive program or discretionary bonus program of our which may be implemented by our board of directors. Mr. Pagnano may renew the employment agreement by providing us with written notice at least thirty days, but not more than sixty days, before the end of the three-year term. Mr. Pagnano may terminate his employment for "good reason" by giving us ten days written notice if: (i) he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with us or a change in his reporting responsibilities or titles as in effect as of July 29, 2003; (ii) his compensation is reduced; or (iii) we do not pay any material amount of compensation due under the employment agreement and then fail either to pay such amount within the ten day notice period required for termination or to contest in good faith such notice. We may terminate the employment agreement without cause. In the event of termination for good reason by Mr. Pagnano or without cause by us, we are obligated to pay Mr. Pagnano a severance payment equal to $45,000 if within the first year, $49,500 if within the second year, $54,450 if within the third year of employment in addition to all payments of salary earned by Mr. Pagnano through such date of termination in one lump sum payment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons will be approved by a majority of disinterested members of the Board of Directors.

     Effective July 29, 2003, Mr. Pagnano and the Company entered into a three-year employment agreement pursuant to which Mr. Pagnano serves as the Chief Executive Officer and a Director of the Company. The terms of the employment agreement provide that Mr. Pagnano receive base compensation of $15,000 per month for the first year, $16,500 per month for the second year, and $18,150 per month for the third year in equal semi-monthly installments, four
(4) weeks of paid vacation, and $30,000 upon execution of the employment agreement as a bonus to be used towards the purchase of a car. Mr. Pagnano is also entitled to participate in any health insurance or other employee benefit plan which the Company may adopt and any incentive program or discretionary bonus program of the Company which may be implemented by the Company's board of directors. Mr. Pagnano may renew the employment agreement by providing the Company with written notice at least thirty (30) days, but not more than sixty
(60) days, before the end of the three-year term. Mr. Pagnano may terminate his employment for "good reason" by giving the Company ten (10) days written notice if: (i) he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company or a change in his reporting responsibilities or titles as in effect as of July 29, 2003; (ii) his compensation is reduced; or (iii) the Company does not pay any material amount of compensation due under the employment agreement and then fails either to pay such amount within the ten
(10) day notice period required for termination or to contest in good faith such notice. The Company may terminate the employment agreement without cause. In the event of termination for good reason by Mr. Pagnano or without cause by the Company, the Company is obligated to pay Mr. Pagnano a severance payment equal to $45,000 if within the first year, $49,500 if within the second year, $54,450 if within the third year of employment in addition to all payments of salary earned by Mr. Pagnano through such date of termination in one lump sum payment.

     In August 2003, we granted Michael Pagnano, our Chief Executive Officer, stock options to buy 4,000,000 shares of our common stock at an exercise price of $0.051 per share pursuant to our 2003 Stock Option Plan. Two Non Employee Directors (as that term is defined in Rule 16b-3(b)(3)) on our Board of Directors approved the grant. In August 2003, Mr. Pagnano exercised his option to acquire 2,700,000 shares of common stock in exchange for consulting services valued at $56,758 and the cancellation of $80,942 of partial indebtedness that we owed to Mr. Pagnano. The grant of the stock options was ratified by the majority stockholders at the annual stockholders meeting in February 2004.

     In September 2003, we issued 1,000,000 shares of Series A Preferred Stock to Mr. Pagnano, our Chief Executive Officer. Each share of Series A Preferred Stock is entitled to 300 votes and, with respect to liquidation, dissolution or winding up, ranks senior to our common stock.

     During October 2003, Michael Pagnano, our Chief Executive Officer, advanced us $33,000. This payable was non-interest bearing, uncollateralized and due on demand. The Company repaid the advance during 2004.

     In October, 2003, two of our directors, William Page and King Simmons, each received 1,000,000 shares of our common stock in consideration for services rendered as Directors pursuant to the 2003 Non-Qualified Stock Option Plan, in lieu of a $35,000 cash payment.

     In February 2004, Mr. Pagnano exercised the remainder of his option granted under the 2003 Stock Option Plan and acquired 1,300,000 shares of common stock at $0.051 per share. In lieu of cash, a payable to Mr. Pagnano of $38,061 was reduced to $-0- and the remaining $28,239 was recorded as compensation expense.


     In August 2005, the Board of Directors, via unanimous written consent to action without a meeting, approved a bonus of $25,000 to Michael S. Pagnano, effective September 1, 2005, and a bonus of $25,000 to him effective December 1, 2005 for his services as our Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of our common stock as of November 7, 2005.


     - by each person who is known by us to beneficially own more than 5% of our common stock;
     -    by each of our officers and directors; and
     -    by all of our officers and directors as a group.


Name and Address                    Amount and Nature            Percent Prior     Percent After
Of Beneficial Holder                of Beneficial Ownership (1)  to Offering (2)    Offering (3)
--------------------                -----------------------       -------------     ----------
Michael S. Pagnano                   340,662,518 (4)                 22.96%           13.71%
2139 State Road, Suite 101
Longwood, FL 32779

King Simmons                            172,157                          *                 *
2139 State Road, Suite 101
Longwood, FL 32779

Executive Officers and Directors     340,834,675 (4)                 22.97%           13.72%
As A Group (2 persons)

* Less then one percent.


(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of November 7, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.


(2) Percentage based on 1,184,017,014 shares of common stock outstanding.

(3) Percentage based on 2,184,017,014 shares of common stock outstanding.

(4)  Includes  3,443,150  shares  of  common  stock held of record by Maryann R.
Pagnano,  the  wife  of  Michael  S.  Pagnano, our Chief Executive Officer and a
Director and 1,000,000 shares of Series A Preferred Stock having 300 votes per share. Mr. Pagnano owns 100% of the issued and outstanding shares of Series A Preferred Stock.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


     We are authorized to issue up to 2,500,000,000 shares of Common Stock, par value $.001. As of November 7, 2005, there were 1,184,017,014 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.


     We have engaged Signature Stock Transfer, Inc., as independent transfer agent or registrar.

PREFERRED STOCK


     We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share. As of November 7, 2005, there were 1,000,000 shares of Series A non-convertible, redeemable preferred stock issued and outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.


SERIES  A

     During the year ended December 31, 2003, our Board of Directors established a series of 1,000,000 redeemable, non-convertible shares of Series A preferred stock, $0.001 par value per share, that have voting rights equal to 300 votes per share of preferred stock and ranks senior to the common stockholders with respect to the winding up, liquidation or dissolution of the Company. The 1,000,000 shares of Series A preferred stock were issued to Michael Pagnano, our CEO, as compensation for his services. We have the option to redeem the preferred stock for $50,000 at any time.

WARRANTS

     In connection with a Securities Purchase Agreement dated June 2004, the accredited investor was issued 2,500,000 warrants to purchase shares of common stock. The warrants are exercisable until three years from the date of issuance at a purchase price of $1.00 per share. As of February 2, 2005, 2,125,000 of these warrants remain outstanding.

     In connection with a Securities Purchase Agreement dated October 2005, we issued 200,000,000 warrants to purchase shares of common stock. The warrants are exercisable until three years from the date of issuance at a purchase price of $0.0015 per share. As of October 31, 2005, 200,000,000 of these warrants remain outstanding.

CONVERTIBLE SECURITIES

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on October 13, 2005 for the sale of (i) $700,000 in convertible debentures and (ii) warrants to buy 200,000,000 shares of our common stock. In addition, we issued 22,500,000 shares of restricted stock to the investor as a commitment fee.

     This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. The investor is obligated to provide us with an aggregate of $700,000 as follows:

     -    $250,000 was disbursed on October 13, 2005;

     -    $150,000 was disbursed on October 26, 2005;


     -    $100,000 was disbursed on November 4, 2005;


     - $150,000 will be disbursed upon the eearlier of 45 days after filing of this registration statement or this registration statement being declared effective; and

     - $50,000 will be disbursed upon the effectiveness of this registration statement.


     Accordingly, we have received a total of $500,000 pursuant to the Securities Purchase Agreement.


The debentures bear interest at 8%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures divided by the conversion price. The conversion price for the convertible debentures is the lesser of (i) $0.25; (ii) seventy percent of the of the average of the five lowest volume weighted average prices during the twenty trading days prior to the conversion or (iii) seventy percent of the of the volume weighted average on the trading day prior to conversion. Beginning in the first full calendar month after this registration statement is declared effective, the holder is obligated to convert at least 5% of the face value of the convertible debenture per calendar month into shares of our common stock. If the volume weighted average price is below $0.001 on a conversion date, we have the right to pre-pay the amount of the debenture the holder elects to convert, plus accrued and unpaid interest, at 150% of such amount; however, if we elect to pre-pay in this situation, the debenture holder has the right to withdraw the notice of conversion. Also, if the volume weighted average price is below $0.001 at any point during a month, the holder is not obligated to convert any portion of the debenture during that month. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. The warrant is exercisable into 200,000,000 shares of common stock at an exercise price of $0.0015 per share.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% for one year from the date of issuance of the convertible debentures and 9.99% at any time of the then issued and outstanding shares of common stock. See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures.

SAMPLE CONVERSION CALCULATION


     The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures divided by the conversion price. The conversion price for the convertible debentures is the lesser of (i) $0.25; (ii) seventy percent of the of the average of the five lowest volume weighted average prices during the twenty trading days prior to the conversion or (iii) seventy percent of the of the volume weighted average on the trading day prior to conversion. For example, assuming conversion of $700,000 of debentures on November 7, 2005, a conversion price of $0.00154 per share, the number of shares issuable upon conversion would be:


$700,000/$.00154 = 454,545,455


     The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on market prices 25%, 50% and 75% below the market price, as of November 14, 2005 of $0.0022.


                                         Number          % of
% Below     Price Per  With Discount   of Shares     Outstanding
Market       Share       at 30%         Issuable        Stock
-------     -------     ---------     -------------     ------
25%         $.00165     $ .001155       606,060,607     33.86%
50%         $ .0011     $  .00077       909,090,910     43.43%
75%         $.00055     $ .000385     1,818,181,819     60.56%


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     - an exchange distribution in accordance with the rules of the applicable exchange;
     -    privately-negotiated transactions;
     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     -    through the writing of options on the shares
     -    a combination of any such methods of sale; and
     -    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholder is an "underwriter" as that term is defined under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts.As such, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if a such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY  STOCK

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     - that a broker or dealer approve a person's account for transactions in penny stocks; and
     - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     - obtain financial information and investment experience objectives of the person; and
     - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     - sets forth the basis on which the broker or dealer made the suitability determination; and
     - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
                                          Total
                                        Percentage                                                           Percentage
                      Total Shares of   of Common     Shares of                                 Beneficial   of Common
                       Common Stock       Stock,     Common Stock   Beneficial  Percentage of   Ownership   Stock Owned
                       Issuable Upon     Assuming     Included in   Ownership   Common Stock    After the      After
        Name           Conversion of       Full       Prospectus    Before the  Owned Before    Offering     Offering
                        Debentures       Conversion       (1)       Offering*   Offering*        (4)           (4)
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
DLC Capital Group,     654,545,455 (3)   35.60%         Up to      62,185,505        4.99%         --            --
  LLC (2)                                           1,022,500,000
                                                      shares of
                                                     common stock
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------

* These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.


(1) Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debentures, if the convertible debentures had actually been converted on November 7, 2005, the conversion price would have been $.00154. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.


(2) Joseph Fierro has investment and controlling power over the shares owned by this entity.

(3) Includes 22,500,000 shares of common stock, 800,000,000 shares of common stock underlying our $700,000 convertible debenture and 200,000,000 shares of common stock underlying common stock purchase warrants issued to DLC Capital Group, LLC.

(4) Assumes that all securities registered will be sold.

TERMS OF CONVERTIBLE DEBENTURES

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on October 13, 2005 for the sale of (i) $700,000 in convertible debentures and (ii) warrants to buy 200,000,000 shares of our common stock. In addition, we issued 22,500,000 shares of restricted stock to the investor as a commitment fee.

     This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. The investor is obligated to provide us with an aggregate of $700,000 as follows:

     -    $250,000 was disbursed on October 13, 2005;

     -    $150,000 was disbursed on October 26, 2005;


     -    $100,000 was disbursed on November 4, 2005;


     - $150,000 will be disbursed upon the eearlier of 45 days after filing of this registration statement or this registration statement being declared effective; and

     - $50,000 will be disbursed upon the effectiveness of this registration statement.


     Accordingly, we have received a total of $500,000 pursuant to the Securities Purchase Agreement.


     The debentures bear interest at 8%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures divided by the conversion price. The conversion price for the convertible debentures is the lesser of (i) $0.25; (ii) seventy percent of the of the average of the five lowest volume weighted average prices during the twenty trading days prior to the conversion or (iii) seventy percent of the of the volume weighted average on the trading day prior to conversion. Beginning in the first full calendar month after this registration statement is declared effective, the holder is obligated to convert at least 5% of the face value of the convertible debenture per calendar month into shares of our common stock. If the volume weighted average price is below $0.001 on a conversion date, we have the right to pre-pay the amount of the debenture the holder elects to convert, plus accrued and unpaid interest, at 150% of such amount; however, if we elect to pre-pay in this situation, the debenture holder has the right to withdraw the notice of conversion. Also, if the volume weighted average price is below $0.001 at any point during a month, the holder is not obligated to convert any portion of the debenture during that month. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. The warrant is exercisable into 200,000,000 shares of common stock at an exercise price of $0.0015 per share.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% for one year from the date of issuance of the convertible debentures and 9.99% at any time of the then issued and outstanding shares of common stock.

     In the event that the registration statement is not declared effective by the required deadline, which is 90 days from the date of the Securities Purchase Agreement, DLC Capital Group may demand repayment of the Debenture of 150% of the face amount outstanding, plus all accrued and unpaid interest, in cash. If the repayment is accelerated, we are also obligated to issue to DLC Capital Group 50,000 shares of common stock and $15,000 for each 30-day period, or portion thereof, during which the face amount, including interest thereon, remains unpaid. If DLC Capital Group does not elect to accelerate the debenture, we are required to immediately issue to DLC Capital Group 50,000 shares of common stock and $15,000 for each 30-day period, or portion thereof, during which the face amount, including interest thereon, remains unpaid.

SAMPLE CONVERSION CALCULATION


     The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures divided by the conversion price. The conversion price for the convertible debentures is the lesser of (i) $0.25; (ii) seventy percent of the of the average of the five lowest volume weighted average prices during the twenty trading days prior to the conversion or (iii) seventy percent of the of the volume weighted average on the trading day prior to conversion. For example, assuming conversion of $700,000 of debentures on November 7, 2005, a conversion price of $0.00154 per share, the number of shares issuable upon conversion would be:


$700,000/$.00154 = 454,545,455


     The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on market prices 25%, 50% and 75% below the market price, as of November 14, 2005 of $0.0022.


                                                        Number        % of
% Below        Price Per          With Discount       of Shares     Outstanding
Market          Share                at 30%            Issuable       Stock
------          -----                ------            --------       -----
25%            $.00165             $.001155           606,060,607     33.86%
50%            $.0011              $.00077            909,090,910     43.43%
75%            $.00055             $.000385         1,818,181,819     60.56%


                                  LEGAL MATTERS

     Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

     Ham, Langston & Brezina, LLP, Independent Auditors, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2004 and December 31, 2003 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of The World Golf League, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                           THE WORLD GOLF LEAGUE, INC.

                              FINANCIAL STATEMENTS



For the Nine Months Ended September 30, 2005 and September 30, 2004

   Unaudited Condensed Balance Sheet as of September 30, 2005
         and December 31, 2004                                           F-1
   Unaudited Condensed Statement of Operations for the three
         and nine months ended September 30, 2005 and 2004               F-2
   Unaudited Condensed Statement of Stockholders' Equity (Deficit) for
         the nine months ended September 30, 2005                        F-3
   Unaudited Condensed Statement of Cash Flows for the nine months
         ended September 30, 2005 and 2004                               F-4


   Notes to Unaudited Condensed Financial Statements                     F-5 to
                                                                         F-8

For the Years Ended December 31, 2004 and December 31, 2003

     Report of Independent Certified Public Accountants                  F-9
     Balance Sheet                                                       F-10
     Statements of Operations                                            F-11
     Statement of Cash Flows                                             F-12
     Statement of Stockholders' Deficit                                  F-14
     Notes to Financial Statements                                       F-16 to
                                                                         F-24

                          THE WORLD GOLF LEAGUE, INC.
                  UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                      SEPTMEBER 30, 2005 AND DECEMBER 31, 2004


                                                            SEPTEMBER 30,   DECEMBER  31,
                                                                2005            2004
ASSETS                                                      (UNAUDITED)        (NOTE)
---------------                                            -------------   --------------
Current assets:
  Cash and cash equivalents                              $        54,839  $        15,373
  Accounts receivable                                                 94                -
  Deferred consulting expense                                    292,333                -
  Deferred membership expense                                          -          200,000
  Advance to repurchase stock                                     25,000                -
                                                           -------------  ---------------

    Total current assets                                         372,266          215,373

Capitalized TV costs                                             164,875                -
Property and equipment, net                                       15,064           16,457
Other assets                                                       1,875           13,776
                                                           -------------  ---------------

      Total assets                                       $       554,080  $       245,606
                                                           =============  ===============


LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Accounts payable                                       $        74,591  $        52,546
  Accrued liabilities                                             65,797          174,663
  Notes payable to prize winners                                 281,081          279,674
  Deferred membership fee revenue                                      -          230,727
  Convertible debenture                                          162,006          213,000
                                                           -------------  ---------------

    Total current liabilities                                    583,475          950,610
                                                           -------------  ---------------

  Accrued expenses to be settled with stock                       20,000                -

    Total liabilities                                            603,475          950,610
                                                           -------------  ---------------

Stockholders' deficit:
  Preferred stock; $0.001 par value; 10,000,000 shares
    authorized; 1,000,000 shares of Series A non-conver-
    tible, redeemable preferred stock issued and out-
    standing                                                       1,000            1,000
  Common stock; $0.001 par value; 2,500,000,000 shares
    authorized; 1,118,381,616 and 491,454,304 shares issued
    at September 30, 2005 and December 31, 2004 respectively;
    and 1,115,804,799 and 488,877,487 outstanding at
    September 30, 2005 and
    December 31, 2004, respectively                            1,118,381          491,454
  Additional paid-in capital                                  13,957,718       12,446,556
  Unissued common stock                                           61,139           23,111
  Treasury stock, at cost, 2,576,817 shares                     (162,018)        (162,018)
  Accumulated deficit                                        (15,025,615)     (13,505,107)
                                                           -------------- ---------------

    Total stockholders' equity (deficit)                         (49,395)        (705,004)
                                                           -------------- ---------------

    Total liabilities and stockholders' equity (deficit) $     554,080  $         245,606
                                                           ============== ===============

Note: The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                             THE WORLD GOLF LEAGUE, INC.
                UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
           FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004


                                      THREE  MONTHS  ENDED           NINE  MONTHS  ENDED
                                          SEPTEMBER 30,                 SEPTEMBER 30,

                                        2005           2004             2005           2004
                                   -------------  -------------    -------------  -----------

Membership fee revenue             $      99,196  $       1,410    $     523,948  $    49,601

                                   -------------  -------------    -------------  -----------

  Total revenue                           99,196          1,410          523,948       49,601

Operating, general and adminis-
  trative expenses                       464,608        563,352        2,091,142    2,673,244
License fee reimbursement expense                        20,000                        20,000
                                   -------------  -------------    -------------  -----------

  Net operating loss                    (365,412)      (581,942)      (1,567,194)  (2,643,643)

Other income (expense):
  Interest expense                        (6,940)        (6,619)         (21,175)     (13,996)
  Other income                             3,131              -           67,861            -
                                   -------------  -------------    -------------  -----------

    Net (loss)                     $    (369,221) $    (588,561)   $  (1,520,508) $(2,657,639)
                                   =============  =============    =============  ===========


Weighted average shares
  outstanding                        954,829,153    435,189,970      706,425,710  416,679,720
                                   =============  =============    =============  ===========

Earnings (loss) per share (basic)  $       (0.00) $       (0.00)   $       (0.00) $     (0.01)
                                   =============  =============    =============  ===========

                 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                                 THE WORLD GOLF LEAGUE, INC.
                                    UNAUDITED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

                                                                                                                           TOTAL
                                                                                                                           STOCK-
                           PREFERRED  STOCK     COMMON  STOCK          ADDITIONAL    UNISSUED                             HOLDERS'
                           ----------------     -------------          PAID-IN       COMMON    TREASUREY   ACCUMULATED     EQUITY
                           SHARES   AMOUNT    SHARES       AMOUNT      CAPITAL       STOCK       STOCK      (DEFICIT)     (DEFICIT)
                           ------   ------    ------       ------     ---------    --------    --------    ----------    ----------
Balance as of December
  31, 2004              1,000,000  $ 1,000  491,454,304   $491,454  $12,446,556   $  23,111   $(162,018)  $(13,505,107)  $ (705,004)

Common stock issued for
  services                      -       -   270,729,149    270,729    1,194,813      45,028           -              -    1,510,570

Issuance of unissued common
  Stock                         -       -     7,000,000      7,000            -      (7,000)          -              -            -

Common stock issued for
  Conversion of debentures
  And exercise of warrants      -       -   353,702,805    353,703      311,844           -           -              -      665,547

Cancellation of common          -       -    (4,504,642)    (4,505)       4,505           -           -              -            -
  stock

Net loss                        -       -            -           -            -           -           -     (1,520,508)  (1,520,508)
                           ------   ------  -----------   --------  -----------   ---------   ---------   ------------   ----------

Balance as of September
  30, 2005              1,000,000  $ 1,000  1,118,381,616 $1,118,381 $13,957,718  $6  1,139   $(162,018)  $(15,025,615)  $  (49,395)
                        =========   ======= ============= ========== ===========  =========   =========   ============   ==========

                 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                          THE WORLD GOLF LEAGUE, INC.
              UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004


                                                          NINE  MONTHS  ENDED
                                                             SEPTEMBER  30,
                                                       ------------------------
                                                           2005         2004
                                                       -----------   ----------

Cash flows from operating activities:
  Net (loss)                                           $(1,520,508) $(2,657,639)
  Adjustment to reconcile net (loss) to net
    cash used in operating activities                      945,333    2,170,804
                                                       -----------   ----------

      Net cash (used in) operating activities             (575,175)    (486,835)
                                                       -----------   ----------
Cash flows from investing activities:
  Purchase of fixed assets                                  (1,319)           -
                                                       -----------   ----------

      Net cash (used in) investing activities               (1,319)           -
                                                       -----------   ----------

Cash flows from financing activities:
  Proceeds from exercise of stock warrants                 614,553      125,000
  Increase in notes payable to prize winners                 1,407            -
  Capital contributed by stockholders                            -      110,000
  Purchase of treasury stock                                     -      (92,895)
  Proceeds from issuance of common stock                         -       40,000
  Proceeds from issuance of convertible debentures               -      250,000
                                                       -----------    ---------

      Net cash provided by financing activities            615,960      432,105
                                                       -----------    ---------

Net increase(decrease) in cash and cash equivalents         39,466      (54,730)

Cash and cash equivalents, beginning of period              15,373       69,957
                                                       -----------    ---------

Cash and cash equivalents, end of period               $    54,839   $   15,227
                                                       ===========    =========

Supplemental disclosure of cash flow information:

Cash paid for interest                                      10,298            -
                                                       ===========    =========

Conversion of convertible debentures to common stock        50,994            -
                                                       ===========    =========

                 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                           THE WORLD GOLF LEAGUE, INC.
     SELECTED NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------------------------

                                   BACKGROUND
                                   ----------

The World Golf League, Inc. (the "Company") is based in Longwood, Florida. The Company changed its business plan and is currently producing The WGL Million Dollar Shootout, a reality based television series where 5 teams of 4 players each will compete for $1,000,000. The Company used to market a "Play for Pay" concept, whereby amateur golfers were to compete in various golf tournaments for an opportunity to win actual prize money. The Company marketed this concept through wholesale distribution channels in the United States. The Company's wholesale distributor will continue to provide the Company's brochures through the end of 2005 to retail clients to be used as promotional materials; however, the Company will not hold any golf tournaments for members acquired through this distribution channel unless its at the direction of, and fully paid for by, the retail clients. The wholesale distributor will discontinue these activities at the beginning of 2006. Beginning in February 2005, the Company stopped marketing services at retail and holding golf tournaments for members that it acquired through direct retail channels. The Company plans to produce sports and other home entertainment content for television going forward.

                                USE OF ESTIMATES
                                ----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

                              FINANCIAL STATEMENTS
                              --------------------

In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three and nine month periods ended September 30, 2005 and 2004, (b) the financial position at September 30, 2005, and (c) cash flows for the nine month periods ended September 30, 2005 and 2004, have been made.

The unaudited financial statements and notes are presented as permitted by Form 10-QSB. Accordingly, certain information and note disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying financial statements and notes should be read in conjunction with the audited financial statements and notes of the Company for the fiscal year ended December 31, 2004. The results of operations for the three and nine month periods ended September 30, 2005 are not necessarily indicative of those to be expected for the entire year.

                               REVENUE RECOGNITION
                               -------------------

Prior to December 31, 2002, the Company entered into license agreements with third parties whereby the licensee had the right to develop and manage the Company's marketing concept in an exclusive territory in the United States or internationally. The license agreements generally required an initial down payment and two equal annual installment payments for the initial license fee and monthly royalty payments of 15% of gross revenue generated by the licensee.

The licensee must have met certain market penetration figures in its territory annually as defined in the agreement. If the licensee did not meet the performance requirements the licensee could forfeit half of the original license fee or be required to invest an additional 15% of the original license fee to renew the license for one year. If the licensee met the performance criteria the license automatically renewed each year for life.

The Company recognized the initial license fee as revenue using the installment method of accounting because the initial license fee was usually collectible over a two-year period and there was no reasonable basis for estimating the receivable's collectibility. The initial license fee was not recognized as revenue until all initial services, as required by the license agreement, had been performed by the Company.

During 2003 and 2004, these licenses were repurchased by the Company and the Company began to market the memberships directly and through wholesale providers.

During 2004 membership fee revenue was recognized ratably over the membership period which was typically from the date the individual became a member through the completion of the national golf tournament which was held near the end of each membership period. Effective in February 2005 the Company changed its business strategy and began to provide membership applications to a marketing firm who distributes the membership applications to corporate entities who distributes them to its customers. For each completed membership application received the Company receives $50. Since all costs, including prize money, of hosting a golf tournament is borne by the corporate entity and not by the Company, revenue is now recognized once the application fee is received.

                           THE WORLD GOLF LEAGUE, INC.
     SELECTED NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
-----------------------------------------------------------------------

Film costs are capitalized and carried as an asset. Such costs are amortized using the individual-film-forecast method, whereby periodic amortization is determined by multiplying the balance in unamortized film costs by the ratio that current period revenue bears to estimated remaining total revenue. Participation costs are accrued using the same method. Publicity, promotion, and marketing costs are charged against income as incurred.

                                  INCOME TAXES
                                  ------------

The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

                                 LOSS PER SHARE
                                 --------------

Basic loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from common stock options and warrants are excluded from the computation as their effect would dilute the loss per share for all periods presented. If the remaining convertible debentures and warrants were converted in the same manner as those converted during the quarter ended September 30, 2005, and using the treasury method, there would be no affect of anti-dilution based upon the market price at September 30, 2005.

                            STOCK BASED COMPENSATION
                            ------------------------

The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board ("APB") No. 25 "Accounting for Stock Issued to Employees". The Company provides disclosure in accordance with the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123 "Accounting for Stock-Based Compensation". During the reporting periods presented, there were no stock issued for compensation under these provisions, therefore no proforma presentation is required.

2.  GOING  CONCERN  CONSIDERATIONS

As of and during the three months ended September 30, 2005, we have continued to accumulate payables to our vendors and to the golfers who have won prize money and have experienced negative financial results which raises substantial doubt about our ability to continue as a going concern. We have developed specific current and long-term plans to address our viability as a going concern such as the recapitalization transaction effective April 14, 2003, and our attempts to raise funds through debt and/or equity offerings. If successful, these additional funds would be used to pay down liabilities and to provide working capital. There can be no assurance that we will have the ability to implement our business plan and ultimately attain profitability. Our long- term viability as a going concern is dependent upon three key factors, as follows:

- Our ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of our business operations in the near term.

-    Our  ability  to  control  costs  and  expand  revenues.

- Our ability to ultimately achieve adequate profitability and cash flows from operations to sustain our operations.

As of and during the nine months ended September 30, 2005, the Company experienced negative financial results as follows:


Cash  flows  from  operations                    $   (575,175)

Net  loss                                        $ (1,520,508)

Working  capital                                 $   (211,209)

Accumulated  deficit                             $(15,025,615)

Stockholders'  deficit                           $    (49,395)

                           THE WORLD GOLF LEAGUE, INC.
     SELECTED NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. DEFERRED CONSULTING EXPENSE

Deferred consulting expense includes $83,333 for the unamortized portion of the value of the services that the Company receives from Upwon and $209,000 for the unamortized portion of the value of the services that we receive from business consultants. These amounts are being amortized over the terms of the agreements.

4. ADVANCE TO REPURCHASE STOCK

The Company is in the process of acquiring an aggregate of 614,602 shares of its common stock from two shareholders for an aggregate of $25,000. The common stock had not been returned to the Company as of September 30, 2005. There is no formal agreement associated with this; thus, the $25,000 is recorded as an advance.

5. CAPITALIZED TV COSTS AND REVENUE RECOGNITION

The Company has capitalized all costs related to television production in accordance with AICPA Statement of Position ("SOP") 00-2 and has netted liabilities with prepaid amounts. The Company expects the television show to begin airing in January 2006 and will recognize costs as advertising and licensing revenue are realized according to SOP 00-2.

6. COMMITMENTS AND CONTINGENCIES

               FINANCIAL RESULTS, LIQUIDITY AND MANAGEMENT'S PLAN

The Company has incurred net losses for the nine months ended September 30, 2005 and 2004 of $1,520,508 and $2,657,639 respectively. Despite its negative cash flows from operations of $575,175 and $486,835 for the nine months ended September 30 2005 and 2004, respectively, the Company has been able to obtain additional operating capital through private equity funding sources. Management's plans include the continued development and eventual implementation of its business plan. The Company has relied upon equity funding since inception.

No assurances can be given that the Company can obtain sufficient working capital through the sale of the Company's common stock and borrowing or that the development and implementation of its business plan will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                              CONSULTING AGREEMENTS
                              ---------------------

Effective April 11, 2005, the Company entered into two consulting agreements with Donson Brooks to provide strategic and knowledge management consulting services in exchange for $220,000 in common stock.

The Company has agreements with professional golfers and celebrities/spokespeople.

The Company entered into a broadcasting agreement with a television network. Pursuant to the agreement, $68,000 is due on December 1, 2005, $136,000 is due on January 1, 2006, and $34,000 is due on February 1, 2006.

During the three months ended September 30, 2005, the Company entered into consulting agreements and issued 33,000,000 shares and committed to issue
42,000,000 shares of common stock to various consultants of the Company for services performed or to be performed. Based on the fair market value of the common stock on the date the terms of the agreements were agreed upon, the issuance of these shares resulted in the Company recording consulting expense of $50,000 which is included in the accompanying financial statements as of and for the three months ended September 30, 2005.

In September 2005, the Company entered into an agreement with Convergence Film & Television, Inc. who is serving as the Company's production partner for The WGL Million Dollar Shootout. Convergence provided the labor and equipment to tape the first season, which was completed during October 2005. Mastering and delivery are scheduled for the end of December 2005. The amount due upon completion is $224,000.

                           THE WORLD GOLF LEAGUE, INC.
     SELECTED NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. COMMITMENTS AND CONTINGENCIES, CONTINUED
                                -----------

                                LEGAL PROCEEDINGS
                                -----------------

On May 20, 2005, a default judgment was entered against the Company in the Supreme Court of The State of New York, County of New York in a suit styled Focus Partners LLC against The World Golf League, Inc. Index No.: 602687/04. The default judgment was entered in favor of Focus Partners LLC in the amount of $58,938 together with interest at a rate of one and one-half percent (1.5%) per month from April 5, 2004 which totaled $11,917 and costs of $505, or an aggregate of $71,360. The Company received notice from the Circuit Court of the Eighteenth Judicial District, in and for Seminole County, Florida that on May 31, 2005, the judgment was recorded in Seminole County, Florida, the county in which the Company is located. On October 20, 2005, the Company entered into a settlement agreement with Focus Partners in the amount of $40,000, of which $20,000 is payable in four monthly installments of $5,000 beginning in October 2005, and $20,000 is payable in kind by the transfer and delivery of 7,500,000 shares of unrestricted stock of the Company. In the event the sale of the stock does not yield net proceeds totaling $20,000, the Company is obligated to pay the difference between $20,000 and the net proceeds in cash within five business days of notice. Focus Partners has agreed not to seek to enforce the judgment as long as the Company is in compliance with the settlement agreement. If the Company defaults under the settlement agreement and does not cure the default within five days of written notice of such default, the Company will be required to pay the full amount of the judgment, less payments made and net proceeds realized from the sale of the common stock together with interest from May 20, 2005, and Focus Partners will have the right to proceed with enforcement of the judgment.

8. OTHER EVENTS

On  September  29,  2005,  we  formed  a  wholly-owned  Nevada  subsidiary,  WGL
Entertainment and transferred to this subsidiary $1,000 of cash and other property consisting of all of the tangible and intangible assets necessary to operate The WGL Million Dollar Shootout.

9. SUBSEQUENT EVENTS

On October 1, 2005, the Company entered into a consulting services agreement with Mandalay Sports Action Entertainment, LLC and Ascott Group, Inc. Mandaly's fee is $100,000, payable in five equal monthly installments from October 2005 through February 2006. Ascott's fee is 30,000,000 shares of the Company's common stock, which are required to be registered by the Company on a Form S-8 registration statement. The shares are due and payable upon effectiveness of such registration statement.

On November 2, 2005, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State, to increase the authorized shares of the Company's common stock to 2,500,000,000 shares of common stock, reauthorize the par value of $.001 per share, and reauthorize 10,000,000 shares of preferred stock with a par value of $.001 per share.

On October 13, 2005, the Company entered into a Securities Purchase Agreement with an accredited investor for the sale of (i) $700,000 in convertible debentures and (ii) warrants to buy 200,000,000 shares of the Company's common stock at an exercise price of $0.0015 per share. In addition, the Company issued 22,500,000 shares of restricted common stock with "piggy-back" registration rights to investor as a commitment fee.

The investor is obligated to provide us with an aggregate of $700,000 as follows:

-  $250,000  was  disbursed  on  October  13,  2005;

-  $150,000  was  disbursed  on  October  26,  2005;

- $100,000 was disbursed on November 4, 2005 after the Company filed a registration statement with the SEC;

- $150,000 will be disbursed upon the earlier of 45 days after filing the registration statement or the registration statement being declared effective, and

- $50,000 will be disbursed upon the effectiveness of the registration statement.

Accordingly, the Company has received a total of $500,000 pursuant to this financial arrangement.

In October 2005, the Company completed taping seven episodes for the first season of The WGL Million Dollar Shootout, a reality based television series where 22 players will compete for $1,000,000 in a WGL handicapped, winner takes all, event. The series is scheduled to begin airing on PAX television on Monday, January 23, 2006. The Company will be liable for $1,000,000 to the winning team within thirty days after the broadcast of the final episode, which is scheduled to occur in February or March of 2006.

HAM, LANGSTON & BREZINA, L.L.P.
Certified Public Accountants

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

To the Board of Directors and Stockholders of The World Golf League, Inc.

We have audited the accompanying consolidated balance sheet of The World Golf League, Inc. (the "Company") as of December 31, 2004, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The World Golf League, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses and is in a negative working capital position and a stockholders' deficit position. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Houston, Texas
April 14, 2005

                           THE WORLD GOLF LEAGUE, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004
                                   -----------

     ASSETS
     ------
Current assets:
  Cash and cash equivalents                                    $     15,373
  Deferred membership fee expense                                   200,000
                                                               -------------

    Total current assets                                            215,373

Property and equipment, net                                          16,457
Other assets                                                         13,776
                                                               -------------

      Total assets                                             $    245,606
                                                               =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Accounts payable                                             $     52,546
  Accrued liabilities                                               174,663
  Notes payable to prize winners                                    279,674
  Deferred membership fee revenue                                   230,727
  Convertible debenture                                             213,000
                                                               -------------

    Total current liabilities                                       950,610
                                                               -------------

Commitments and contingencies

Stockholders' deficit:
  Preferred stock; $0.001 par value; 10,000,000 shares
    authorized; 1,000,000 shares of Series A non-convertible,
    redeemable preferred stock issued and outstanding                 1,000
  Common stock; $0.001 par value; 500,000,000 shares
    authorized; 491,454,304 shares issued and outstanding           491,454
  Additional paid-in capital                                     12,446,556
  Unissued common stock                                              23,111
  Treasury stock, at cost, 2,576,817 shares                        (162,018)
  Accumulated deficit                                           (13,505,107)
                                                               -------------

    Total stockholders' deficit                                    (705,004)
                                                               -------------

      Total liabilities and stockholders' deficit              $    245,606
                                                               =============

                 See accompanying notes to financial statements.

                           THE WORLD GOLF LEAGUE, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   ------------

                                                     2004           2003
                                                -------------  -------------
Revenue:
  Membership fee revenue                        $    144,915   $        203
  License fee revenue                                      -         10,000
                                                -------------  -------------

    Total revenue                                    144,915         10,203
                                                -------------  -------------

Operating, general and administrative expense      2,758,437      4,395,990
Cost of recapitalization                                   -        769,980
License fee reimbursement expense                     75,000        579,048
                                                -------------  -------------

      Net operating loss                          (2,688,522)    (5,734,815)
                                                -------------  -------------

Interest expense                                    (273,268)        (6,606)
                                                -------------  -------------

      Net loss                                  $ (2,961,790)  $ (5,741,421)
                                                =============  =============

Weighted average shares outstanding              430,733,652    253,660,882
                                                =============  =============

Loss per share (basic and fully diluted)        $      (0.01)  $      (0.02)
                                                =============  =============

                 See accompanying notes to financial statements.

                               THE WORLD GOLF LEAGUE, INC.
                          CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                        -----------

                                                                   2004          2003
                                                               ------------  ------------
Cash flows from operating activities:
  Net loss                                                     $(2,961,790)  $(5,741,421)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization                                    4,247         2,149
    Preferred stock issued as compensation                               -        50,000
    Effect of beneficial conversion feature of
      convertible debentures                                       250,000             -
    Exercise of stock options in lieu of compensation               28,239             -
    Issuance of stock options for services                          32,541       899,480
    Common stock issued for services                             1,749,263     3,297,925
    Deferral of membership fee expenses                           (300,000)            -
    Amortization of deferred membership fee expense                100,000             -
    Changes in operating assets and liabilities:
      Other assets                                                 (11,901)        1,925
      Accounts payable                                             (14,628)     (475,631)
      Accrued liabilities                                          303,635        75,541
                                                               ------------  ------------

        Net cash used in operating activities                     (820,394)   (1,890,032)
                                                               ------------  ------------

Cash flows from investing activities:
  Capital expenditures                                              (1,030)      (13,424)
                                                               ------------  ------------

        Net cash used in investing activities                       (1,030)      (13,424)
                                                               ------------  ------------

Cash flows from financing activities:
  Proceeds from issuance of payable to stockholder                  47,312        33,000
  Payments on payable to stockholder                               (42,251)      (12,000)
  Proceeds from stock warrants                                     370,000             -
  Proceeds from issuance of common stock                            40,000     1,680,798
  Proceeds from exercise of stock options                           80,000             -
  Cash contributed by stockholders                                 110,000       376,203
  Cash contributed upon recapitalization                                 -        49,980
  Purchase of treasury stock                                       (67,895)     (154,816)
  Proceeds from issuance of convertible debentures                 250,000             -
  Payments on notes payable to prize winners                       (20,326)            -
                                                               ------------  ------------

        Net cash provided by financing activities                  766,840     1,973,165
                                                               ------------  ------------

Increase (decrease) in cash and cash equivalents                   (54,584)       69,709

Cash and cash equivalents, beginning of year                        69,957           248
                                                               ------------  ------------

Cash and cash equivalents, end of year                         $    15,373   $    69,957
                                                               ============  ============

                                      F-12

Supplemental disclosure of cash flow information:
  Cash paid for interest expense                               $     7,471   $     6,606
                                                               ============  ============

  Cash paid for income taxes                                   $         -   $         -
                                                               ============  ============

  Non-cash investing and financing activity:
    Reclass accounts payable to note payable to prize winners  $         -   $   300,000
                                                               ============  ============

    Repayment of notes payable by issuance of common stock     $         -   $   298,942
                                                               ============  ============

    Exercise of stock options in lieu of reduction in
      payable to stockholder                                   $    38,061   $         -
                                                               ============  ============

    Repayment of accrued liabilities by issuance of common
      stock                                                    $    80,000   $         -
                                                               ============  ============

    Repayment of accrued liabilities by reissuance of
      treasury stock                                           $   154,607   $         -
                                                               ============  ============

    Balance due for purchase of treasury stock                 $         -   $   196,125
                                                               ============  ============

    Conversion of convertible debentures to common stock       $    37,000   $         -
                                                               ============  ============

                 See accompanying notes to financial statements.

                                                         THE WORLD GOLF LEAGUE, INC.
                                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                               FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                                                ------------

                                                                        ADDITIONAL  UNISSUED
                                 PREFERRED STOCK      COMMON STOCK       PAID-IN     COMMON   TREASURY  ACCUMULATED
                                 SHARES  AMOUNT      SHARES    AMOUNT    CAPITAL      STOCK    STOCK       DEFICIT       TOTAL
                                 ------  ------    ---------  --------  ----------   -------  --------  ------------  -----------
Balance at December 31, 2002          -  $    -    8,467,951  $  8,468  $3,587,432   $     -  $      -  $ (4,801,896) $(1,205,996)

Effect of recapitalization            -       -  186,447,874   186,448    (136,468)        -         -             -       49,980

Common stock issued for broker
  fee                                 -       -   24,000,000    24,000     696,000         -         -             -      720,000

Common stock issued for services      -       -   75,640,094    75,640   2,445,527         -         -             -    2,521,167

Common stock issued as payment
  on note payable                     -       -    2,666,667     2,667     215,333         -         -             -      218,000

Preferred stock issued
  as compensation             1,000,000   1,000            -         -      49,000         -         -             -       50,000

Common stock issued as
  compensation and payment
  on payable to stockholder           -       -    2,700,000     2,700     135,000         -          -            -      137,700

Exercise of stock options             -       -   82,407,358    82,407   1,598,391         -          -            -    1,680,798

Issuance of stock options for
  services                            -       -            -         -     899,480         -          -            -      899,480

Capital contributed by stock-
  holders                             -       -            -         -     376,203         -          -            -      376,203

Purchase of treasury stock            -       -            -         -           -         -   (350,941)           -     (350,941)

Net loss                              -       -            -         -           -         -          -   (5,741,421)  (5,741,421)
                                 ------  ------    ---------  --------  ----------   -------  --------  ------------  -----------

Balance at December 31,
  2003                        1,000,000   1,000  382,329,944   382,330   9,865,898         -   (350,941) (10,543,317)    (645,030)

Common stock issued or com-
  mitted for services                 -       -   51,522,799    51,523   1,680,740    17,000          -            -    1,749,263

Common stock issued as payment
  of accrued liabilities              -       -    1,194,444     1,194      78,806         -          -            -       80,000

Effect of beneficial conversion
  feature of convertible
  debentures                          -       -            -         -     250,000         -          -              -    250,000

                 See accompanying notes to financial statements.

                                                      THE WORLD GOLF LEAGUE, INC.
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                            FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                                              ------------

                                                                          ADDITIONAL  UNISSUED
                                 PREFERRED STOCK      COMMON STOCK         PAID-IN     COMMON   TREASURY  ACCUMULATED
                                 SHARES  AMOUNT      SHARES    AMOUNT      CAPITAL      STOCK    STOCK       DEFICIT       TOTAL
                                 ------  -------    ---------  --------   ----------   -------  --------  ------------  -----------
Issuance of stock options for
  services                            -        -            -         -       32,541         -         -             -      32,541

Exercise of stock options for
  cash                                -        -    4,000,000     4,000       76,000         -         -             -      80,000

Exercise of stock options in
  lieu of reduction in payable
  to stockholder and compensa-
  tion expense                        -        -    1,300,000     1,300       65,000         -         -             -      66,300

Correction of common stock
  issued upon recapitalization        -        -    2,255,263     2,255       (2,255)        -         -             -           -

Capital contributed by
  stockholders                        -        -            -         -      110,000         -         -             -     110,000

Common stock issued for cash          -        -    2,666,664     2,667       37,333         -         -             -      40,000

Purchase of treasury stock            -        -            -         -            -         -   (67,895)            -     (67,895)

Cancellation of treasury stock        -        -  (12,160,082)  (12,160)     (90,051)        -   102,211             -           -

Reissuance of treasury stock
  as payment of accrued
  liabilities                         -        -            -         -            -         -   154,607             -     154,607

Common stock issued upon
  conversion of debentures            -        -   57,975,272    57,975      (27,086)    6,111         -             -      37,000

Exercise of stock warrants
  for cash                            -        -      370,000       370      369,630         -         -             -     370,000

Net loss                              -        -            -         -            -         -         -    (2,961,790) (2,961,790)
                                 ------  -------    ---------  --------   ----------   -------  --------   ------------  ----------

Balance at December 31,
  2004                        1,000,000  $1,000   491,454,304   $491,454 $12,446,556   $23,111  $(162,018) $(13,505,107) $(705,004)
                              =========  ======   ===========  =========  ==========   =======  ========== ============  ==========

                 See accompanying notes to financial statements.

                           THE WORLD GOLF LEAGUE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------------------------

                                   BACKGROUND
                                   ----------

The World Golf League, Inc. (the "Company") is based in Altamonte Springs, Florida. The Company has developed a "Play for Pay" concept, whereby amateur golfers worldwide compete in various golf tournaments for an opportunity to win actual prize money. The Company markets this concept directly and through wholesale providers in the United States and internationally.

On April 14, 2003, the Company transacted a reverse merger with Novus Laboratories, Inc. (See Note 3).

                                USE OF ESTIMATES
                                ----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

                               REVENUE RECOGNITION
                               -------------------

Prior to December 31, 2002, the Company entered into license agreements with third parties whereby the licensee had the right to develop and manage the Company's marketing concept in an exclusive territory in the United States or internationally. The license agreements generally required an initial down payment and two equal annual installment payments for the initial license fee and monthly royalty payments of 15% of gross revenue generated by the licensee.

The licensee must have met certain market penetration figures in its territory annually as defined in the agreement. If the licensee did not meet the performance requirements the licensee could forfeit half of the original license fee or be required to invest an additional 15% of the original license fee to renew the license for one year. If the licensee met the performance criteria the license automatically renewed each year for life.

The Company recognized the initial license fee as revenue using the installment method of accounting because the initial license fee was usually collectible over a two-year period and there was no reasonable basis for estimating the receivable's collectibility. The initial license fee was not recognized as revenue until all initial services, as required by the license agreement, had been performed by the Company.

During  2003  and  2004,  these licenses were repurchased by the Company and the
Company  began  to  market  the  memberships  directly   and  through  wholesale
providers.

Membership fee revenue is recognized ratably over the membership period which is typically from the date the individual becomes a member through the completion of the national golf tournament which is held near the end of each membership period.

                                ADVERTISING COSTS
                                -----------------

Costs of advertising and promotions are expensed as incurred.

                          CONCENTRATIONS OF CREDIT RISK
                          -----------------------------

The Company maintains its cash in well-known banks selected based upon management's assessment of the banks' financial stability. Balances periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits.

                                CASH EQUIVALENTS
                                ----------------

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

                             PROPERTY AND EQUIPMENT
                             ----------------------

Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

                           THE WORLD GOLF LEAGUE, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
-----------------------------------------------------------------------

                                  INCOME TAXES
                                  ------------

The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

                                 LOSS PER SHARE
                                 --------------

Basic and diluted loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from common stock options and warrants are excluded from the computation as their effect would dilute the loss per share for all periods presented.

                            STOCK-BASED COMPENSATION
                            ------------------------

The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board ("APB") No. 25 "Accounting for Stock Issued to Employees". The Company provides disclosure in accordance with the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123 "Accounting for Stock-Based Compensation".

                         IMPAIRMENT OF LONG-LIVED ASSETS
                         -------------------------------

In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset or the asset's estimated fair value to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS
                       -----------------------------------

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

                    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
                    -----------------------------------------

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation", which amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock based employee compensation. Finally, SFAS No. 148 amends APB Opinion No. 28, "Interim Financial Reporting", to require disclosure of those effects in interim financial statements. SFAS No. 148 is effective for fiscal years ended after December 15, 2002, but early adoption is permitted. The Company adopted SFAS No. 148 on January 1, 2003. The adoption of SFAS No. 148 did not have a significant impact on its financial reporting.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities". In December 2003, the FASB issued a revision to FIN 46 (FIN 46R). FIN 46R clarifies the application of ARB No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both. Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003,
(b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies that are small business issuers to the end of the first reporting period ending after December 15, 2004, except that all public companies must, at a minimum, apply the unmodified provisions of the Interpretation to entities that were previously considered "special-purpose entities" in practice and under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The Company did not have any special purpose or variable interest entities under FIN 46 or FIN 46R.

                           THE WORLD GOLF LEAGUE, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
-----------------------------------------------------------------------

              RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS, CONTINUED
              ----------------------------------------------------

In April 2003, the FASB issued SFAS No. 149, Amendment to Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except in certain instances detailed in the statement, and hedging relationships designated after June 30, 2003. Except as otherwise stated in SFAS No. 149, all provisions should be applied prospectively. The adoption of this statement did not have a material effect on the Company's financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150, which is effective at the beginning of the first interim period beginning after June 15, 2003, must be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The statement requires that a financial instrument which falls within the scope of the statement to be classified and measured as a liability. The following financial instruments are required to be classified as liabilities: (1) shares that are mandatorily redeemable, (2) an obligation to repurchase the issuer's equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (3) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. The adoption of this statement did not have a material effect on the Company's financial condition or results of operations.

In December 2004, FASB issued SFAS No. 123R, "Share Based Payments". The statement requires public companies to measure the cost of employee services in exchange for an award of equity instruments to be based on the grant-date fair value of the award as determined by using an option-pricing model. This statement eliminates the alternative to use APB No. 25's intrinsic value method of accounting that was provided in Statement No. 123 as originally issued. The statement also clarifies and expands Statement No. 123's guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. For entities that file as a small business issuer, the effective date of this statement is the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company is currently reviewing the impact on its financial statements of implementing this Statement.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs". The new Statement amends ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This Statement requires that those items be recognized as current period charges and requires that allocation of fixed production overhead to the cost of conversion be based on the normal capacity of the production facilities. This Statement is effective for fiscal years beginning after June 15, 2005. The adoption of this statement is not expected to have a material impact on the Company's financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- An Amendment of APB Opinion No. 29". SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS No. 153 is not expected to have a material impact on its financial position or results of operations.

                           THE WORLD GOLF LEAGUE, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

2. GOING CONCERN CONSIDERATIONS

During the years ended December 31, 2004 and 2003, the Company has continued to experience negative financial results as follows:

                                             2004               2003
                                          ------------     --------------
Net  loss                               $ (2,961,790)       $ (5,741,421)

Negative cash flows from operations     $   (820,394)       $ (1,890,032)

Negative  working  capital              $   (735,237)       $   (666,579)

Accumulated  deficit                    $(13,505,107)       $(10,543,317)

Stockholders'  deficit                  $   (705,004)       $   (645,030)

Management has developed specific current and long-term plans to address its viability as a going concern as follows:

- Effective April 14, 2003, the Company entered into a recapitalization transaction with Novus Laboratories, Inc., which was listed on the NASDAQ Bulletin Board, to gain access to public capital markets, to increase attractiveness of its equity and to create liquidity for stockholders.

-  The  Company  is  also  attempting  to raise funds through debt and/or equity
offerings.  If  successful,  these  additional   funds would be used to pay down
liabilities  and  to  provide  working  capital.

-  In  the long-term, the Company believes that cash flows from continued growth
in  its  operations  will  provide   the  resources  for  continued  operations.

There can be no assurance that the Company will have the ability to implement its business plan and ultimately attain profitability. The Company's long-term viability as a going concern is dependent upon three key factors, as follows:

- The Company's ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations in the near term.

-  The  ability  of  the  Company  to  control  costs  and  expand  revenues.

- The ability of the Company to ultimately achieve adequate profitability and cash flows from operations to sustain its operations.

                           THE WORLD GOLF LEAGUE, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

3. RECAPITALIZATION

Effective April 14, 2003 the Company entered into a share exchange agreement (the "Agreement") whereby the Company agreed to exchange 100% of the issued and outstanding shares of its common stock for approximately 120,000,000 shares, with the possibility of receiving an additional 30,000,000 shares, of the issued and outstanding shares of Novus Laboratories, Inc. ("Novus") (a non-operating public shell corporation). The Agreement represented a recapitalization of the Company with accounting treatment similar to that used in a reverse acquisition, except that no goodwill or intangible is recorded. A recapitalization is characterized by the merger of a private operating company into a non-operating public shell corporation with nominal net assets and typically results in the owners and managers of the private company having effective or operating control after the transaction. The Company emerged as the surviving financial reporting entity under the Agreement, but Novus Laboratories, Inc. (which changed its name to The World Golf League, Inc.) remained as the legal reporting entity.

In February 2003, Novus completed a 2.7 to 1 forward stock split and in March 2003, the Company completed a 10 to 1 forward stock split. All per share amounts have been adjusted to reflect the effects of the recapitalization and both stock splits.

In connection with the Agreement, the Novus stockholders agreed to raise the Company a minimum of $500,000 or the Novus stockholders would cancel 30,000,000 shares of the common stock they own in the new company. Since the $500,000 was not raised, the Company and the Novus stockholders amended the terms of the Agreement to provide that a portion of the proceeds received from the sale of the shares of the Company's common stock by the Novus stockholders would be delivered to the Company in lieu of canceling the 30,000,000 shares. As of December 31, 2004, the Company received an aggregate of $376,203 from the former Novus stockholders.

In addition, the Agreement stated that in the event $1,000,000 was not raised by the Novus stockholders, stockholders of The World Golf League, Inc. would receive an additional 30,000,000 shares on a pro rata basis as their original shares were issued pursuant to the Agreement. As $1,000,000 has not been raised, The World Golf League, Inc. has elected not to issue but may be required to issue an additional 30,000,000 shares of its restricted common stock to the original stockholders of The World Golf League, Inc.

4. DEFERRED MEMBERSHIP FEE EXPENSE

During 2004 the Company entered into a one-year agreement with Upwon, LLC ("Upwon") whereby Upwon is to receive 15,000,000 shares of the Company's common stock in exchange for services it provides to the Company related to the sale of wholesale memberships. The value of these services was recorded at $300,000 based on the closing price of the Company's common stock on the date the agreement was reached. The Company has recorded this amount in deferred membership fee expense in the December 31, 2004 balance sheet and is amortizing it into expense over the one-year term of the agreement.

5. DEFERRED MEMBERSHIP FEE REVENUE

The Company recognizes membership fee revenue over the term of the membership period which is typically from the date the individual becomes a member through the completion of the national golf tournament which is held at the end of each membership period. The following is a detail of deferred membership fee revenue during the year ended December 31, 2004. (There was no deferred membership fee revenue during 2003.)

Deferred  membership  fee  revenue,  beginning  of  year     $       -
Membership  fees  received                                     375,642
Membership  fee  revenue  recognized                         (144,915)
                                                            ----------

Deferred  membership  fee  revenue,  end  of  year          $  230,727
                                                            ==========

                           THE WORLD GOLF LEAGUE, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

6. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2004:

Furniture  and  equipment          $   24,375
Leasehold  improvements                 2,060
                                   ----------

                                       26,435
Less:  accumulated  depreciation       (9,978)
                                   ----------

  Property  and  equipment,  net   $   16,457
                                   ==========

Depreciation expense for the years ended December 31, 2004 and 2003 was $4,247 and $2,149, respectively.

7. INCOME TAXES

The Company has incurred losses since its inception and, therefore, has not been subject to federal income taxes. As of December 31, 2004, the Company had net operating loss ("NOL") carryforwards for income tax purposes of approximately $5,900,000 which expire in various tax years through 2023. Under the provisions of Section 382 of the Internal Revenue Code the ownership change in the Company that resulted from the merger of the Company could severely limit the Company's ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities. Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

The composition of deferred tax assets and liabilities and the related tax effects at December 31, 2004 are as follows:

Deferred  tax  assets:
  Net  operating  losses          $2,031,314
  Valuation  allowance            (2,031,314)
                                   ----------

    Total  deferred  tax  assets      $     -
                                      =======

The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss for the years ended December 31, 2004 and 2003 is as follows:

                                        2004                        2003
                             -------------------------     ---------------------
                                  AMOUNT           %         AMOUNT         %
                             -----------------   ------    ----------     ------
Benefit for income tax at
  federal statutory rate     $      (1,007,009)   (34.0)%  $(1,952,083)   (34.0)%
Increase in valuation
  allowance                            308,729     10.4       502,103       8.7
Expenses not deductible for
  tax purposes                         698,280     23.6     1,449,980      25.3
                             -----------------   ------    ----------     ------

                             $               -      0.0%    $       -       0.0%
                             =================   ======     =========    =======

                           THE WORLD GOLF LEAGUE, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

8. NOTES PAYABLE TO PRIZE WINNERS

The notes payable to prize winners represent notes entered into with winners of the 2001 World Golf League National Tournament. The notes bear interest at 5% and all principal and interest were due in September 2004. The principal and interest were not paid in September 2004 and therefore, the notes are in default and due on demand.

9.  CAPITAL  STOCK

On October 8, 2003 the Company increased the authorized number of shares of common stock to 500,000,000 shares and the authorized number of shares of preferred stock to 10,000,000 shares.

10.  CONVERTIBLE  DEBENTURES

Effective June 4, 2004, the Company entered into an agreement whereby it agreed to issue $250,000 in convertible debentures which was fully funded during 2004. The debentures bear interest at 7% per year payable monthly in cash or common stock at the debenture holder's option. The debentures mature June 3, 2006 and are convertible, at the option of the holder, to shares of the Company's common stock at a conversion price equal to the lesser of (i) $0.25 or (ii) 80% of the average of the five lowest volume weighted average prices during the twenty days prior to the holder's election to convert. Based on the fair market value of the stock price, the Company recorded the effect of this beneficial conversion, which was limited to $250,000, in interest expense in the accompanying financial statements for the year ended December 31, 2004.

In addition, the Company issued to the holders of the convertible debentures warrants to purchase 2,500,000 shares of the Company's common stock with a strike price of $1.00 per share and a conversion period of three years. These warrants are to be exercised in conjunction with each conversion of the convertible debenture in determining the proper conversion price. As of December 31, 2004, the Company issued 58,345,272 shares of its common stock upon conversion of $37,000 of its convertible debentures and the simultaneous exercise of warrants to purchase shares of common stock for $370,000.

11. PREFERRED STOCK

During the year ended December 31, 2003 the Company's Board of Directors established a series of 1,000,000 redeemable, non-convertible shares of Series A preferred stock, $0.001 par value per share, that have voting rights equal to 300 votes per share of preferred stock and ranks senior to the common stockholders with respect to the winding up, liquidation or dissolution of the Company. The 1,000,000 shares of Series A preferred stock were issued to the CEO of the Company as compensation for his services, which gives him voting control of the Company. The Company has the option to redeem the preferred stock for $50,000 at any time. As such, the value placed on the preferred stock was $50,000, which was recorded in general and administrative expenses in the accompanying 2003 statement of operations.

12.  STOCK  OPTION  PLANS

In July 2003, the Company adopted the 2003 Stock Option Plan (the "Plan"). The purpose of the Plan is to maintain the ability of the Company to attract and retain highly qualified and experienced directors, employees and consultants and to give such directors, employees and consultants a continued proprietary interest in the success of the Company. Under the Plan, the aggregate number of shares of common stock that may be issued or optioned is 4,000,000. The maximum term for options granted under this Plan is ten years. The exercise price of incentive stock options must be equal or greater than the fair market value of common stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant.

On August 1, 2003, the Company's Board of Directors authorized the issuance of options to purchase 4,000,000 shares of the Company's common stock to its CEO at $0.051 per share, which approximated fair market value. During 2003, options to purchase 2,700,000 shares of common stock were exercised and, in lieu of proceeds, the payable to the CEO was reduced by $80,942 and compensation expense of $56,758 was recorded. During the year ended December 31, 2004, the remaining options to purchase 1,300,000 shares of common stock were exercised and, in lieu of cash, the balance of the payable to the stockholder of $38,061 was reduced to $-0- and the remaining $28,239 was recorded as compensation expense.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options.

                           THE WORLD GOLF LEAGUE, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

12. STOCK OPTION PLANS, CONTINUED

Proforma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123 and No. 148, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2003: risk-free interest rate of 5%; no dividend yield; weighted average volatility factor of the expected market price of the Company's common stock of 100%; and a weighted-average expected life of the options of one year.

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of proforma disclosures, the estimated fair value of the options is included in expense at the date of issuance. There were no employee stock options issued during the year ended December 31, 2004 nor were there any outstanding at December 31, 2004. The Company's proforma information for the year ended December 31, 2003 is as follows:

Net  loss  available  to  common  stockholders                $(5,741,421)
                                                               ===========

Proforma  net  loss  available to common stockholders         $(5,776,391)
                                                               ===========

Proforma  basic  and  dilutive  loss  per  share              $     (0.02)
                                                               ===========

During 2003, the Company entered into consulting agreements whereby the Company issued 6,300,000 shares of common stock, which were valued based on the fair market value of the stock on the date the terms of agreement were agreed upon, and granted options to purchase 57,407,358 shares of common stock to various consultants that expire within 90 days from the date of grant. The options were granted with exercise prices below the fair market value of the stock at the time of grant. Using the Black Scholes Option Pricing Model these options resulted in $702,480 of expense recorded in the accompanying statement of operations for the year ended December 31, 2003. As of December 31, 2003 all of the stock options have been exercised, which resulted in net proceeds to the Company of $1,120,798.

In August 2003, the Company adopted the 2003 Non-Qualified Stock Option Plan (the "NQ Plan") in order to attract and retain highly qualified and experienced directors, employees and consultants and to give such directors, employees and consultants a continued proprietary interest in the success of the Company. Under the NQ Plan, the Company may award up to 85,000,000 shares of its common stock or options to purchase its common stock to the directors, employees and consultants of the Company. All terms of the common stock, stock options or warrants granted under the Plan are at the discretion of the board of directors but will expire not more than ten years from the date of grant.

During October and November of 2003 the Company entered into consulting agreements and, in accordance with the NQ Plan, issued 22,370,382 shares of common stock and options to purchase 25,000,000 shares of common stock at exercise prices ranging from $0.0216 to $0.03 per share with an expiration date within 45 days of the grant date, to a consultant of the Company for services performed. Based on the fair market value of the common stock on the date the terms of the agreement were agreed upon, the issuance of these shares resulted in the Company recording consulting expense of $784,482 and, using the Black Scholes Option Pricing Model, the stock options resulted in $197,000 of additional expense which is included in the accompanying 2003 statement of operations. Prior to December 31, 2003, the consultant exercised the stock options and the Company received proceeds of $560,000.

During 2004, the Company entered into consulting agreements and, in accordance with the NQ Plan, issued 51,522,799 and committed to issue 17,000,000 shares of common stock and options to purchase 4,000,000 shares of common stock at an exercise price of $0.02 per share with an expiration date within 45 days of the grant date, to various consultants of the Company for services performed. Based on the fair market value of the common stock on the date the terms of the agreement were agreed upon, the issuance of these shares resulted in the Company recording consulting expense of $1,449,263, deferred membership fee expense of $300,000 (See Note 4) and, using the Black Scholes Option Pricing Model, the stock options resulted in $32,541 of additional expense which is included in the accompanying 2004 statement of operations. Prior to December 31, 2004, the consultants exercised the stock options and the Company received proceeds of $80,000.

                           THE WORLD GOLF LEAGUE, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

12. STOCK OPTION PLANS, CONTINUED

When valuing stock options granted to non-employees during 2004 and 2003, the Company used the following assumptions:

                                   2004            2003
                                 -------         -------
Risk-free  interest  rate           3.5%            5.0%
Dividend  yield                     -0-              -0-
Volatility  factor                  200%            100%
Expected  life               45-90  days     45-90  days

13. COMMITMENTS AND CONTINGENCIES

                               LICENSE AGREEMENTS
                               ------------------

During the year ended December 31, 2004 the Company began repurchasing certain of its license agreements based on separate agreed upon terms with the licensees. During the years ended December 31, 2004 and 2003 the Company paid approximately $600,000 and still owed approximately $30,000 to two former licensee for the repurchase of the license. These repurchases also resulted in the reduction of license fee receivable and deferred license fees of $41,250 in the accompanying balance sheet at December 31, 2004.

                                LEASE OBLIGATIONS
                                -----------------

Effective December 8, 2003 the Company entered into a lease agreement for its office space in Altamonte Springs, Florida at $2,018 per month. The lease expires on November 30, 2005. Rent expense was approximately $21,900 and $34,000 during the years ended December 31, 2004 and 2003, respectively.

                                   LITIGATION
                                   ----------

In July 2003, the Company entered into a Stipulated Injunction with the State of Florida Office of the Attorney General regarding a settlement of the Company's unpaid obligation to the winners of the 2001 World Golf League National Tournament. Pursuant to the Stipulated Injunction, the Company agreed that, after the payment of certain specific expenses, the Florida Attorney General would receive 60% of the proceeds the Company receives from the sale of its common stock by the former Novus stockholders (See Note 3). During the year ended December 31, 2003, the Company has paid $314,000 to the Florida Attorney General and executed a note payable to the winners of the 2001 World Golf League National Tournament for $300,000 in full settlement of this lawsuit.

The Company is currently a party to certain litigation arising in the normal course of business. Management believes that such litigation will not have a material impact on the Company's financial position, results of operations or cash flows.

14.  RELATED  PARTY  TRANSACTIONS

Included in consulting expense for the years ended December 31, 2004 and 2003 is approximately $195,225 and $160,750, respectively, paid to the CEO of the Company for consulting services.

During October 2003 the CEO of the Company advanced $33,000 to the Company. This payable is non-interest bearing, uncollateralized and due on demand. During 2004, the Company repaid this advance in full (See Note 12).

15.  SUBSEQUENT  EVENTS

Subsequent to December 31, 2004, the Company entered into various consulting agreements whereby the Company has committed to issue approximately 87,056,000 shares of its common stock for these consulting services.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Certificate of Incorporation, as amended, provides to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee                       $     282.82
Accounting fees and expenses                  10,000.00*
Legal fees and expenses                       35,000.00*
Miscellaneous                                  5,000.00
                                             -----------
                                    TOTAL  $  50,282.82*
                                             ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In February 2003, we issued 120,000,000 shares of our common stock, $.001 par value per share which were not registered under the Act to the former World Golf Florida shareholders pursuant to an Exchange Agreement whereby World Golf Florida became our wholly-owned subsidiary. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In August 2003, we issued 344,315 restricted shares of our common Stock pursuant to the Share Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In September 2003, we issued 1,000,000 shares of Series A Preferred Stock, that are entitled to three hundred (300) votes per common share (or an aggregate of 300,000,000 votes), which were not registered under the Act, to Michael Pagnano in consideration for services rendered to us as our Chief Executive Officer and as a Director. We claim an exemption from registration afforded by
Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by us.

     In September 2003, we issued an individual 137,726 restricted shares of our common stock pursuant to the Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In  October  2003,  we  issued  Equity  Growth,  of  which Tom Waite is the beneficial owner, 24,000,000 restricted shares of our common stock in consideration for services provided in connection with the reverse merger transaction. We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by us.

     In October 2003, we issued two individuals an aggregate of 392,460 restricted shares of which 48,145 were subsequently cancelled and 433,837 shares were issued in 2004, which shares were issued pursuant to the Exchange Agreement. We claim the exemption from registration afforded by Rule 506 or Regulation D.

     In November 2003, we issued an individual 482,041 restricted shares of common stock pursuant to the Share Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act

     In December 2003, we issued an individual 295,000 restricted shares of common stock pursuant to the Share Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In January 2004, we issued an individual 344,315 restricted shares of common stock pursuant to the Share Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In January 2004, we issued an individual 120,510 restricted shares of common stock pursuant to the Share Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In February 2004, we issued 433,837 shares of our common stock, $.001 par value per share which were not registered under the Act, to a third former shareholder of World Golf Florida pursuant to the Exchange Agreement. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In April 2004, we issued an aggregate of 1,666,665 shares of our common stock, $.001 par value per share which were not registered under the Act, to four (4) individuals in consideration for $20,000. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     Also in April 2004, we issued 500,000 to one individual in consideration for employment services. We claim an exemption from registration afforded by
Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and we took appropriate measures to restrict transfer.

     In May 2004, we issued 999,999 shares of our common stock, $.001 par value per share, which were not registered under the Act, to three (3) individuals in a private placement for $15,000. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In June 2004, we issued 333,333 shares of our common stock to an individual in a private placement for $5,000 (or $0.015 per share). We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In June 2004, we issued 48,204 shares of our common stock to a former shareholder of World Golf Florida pursuant to the Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In June 2004, we entered into a Securities Purchase Agreement with an accredited investor for the sale of (i) $250,000 in convertible debentures and
(ii) warrants to buy 2,500,000 shares of our common stock. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the conversion price multiplied by ten times the dollar amount of the debenture. The conversion price for the convertible debenture is the lesser of (i) $0.25 or (ii) eighty percent of the of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. In addition, the investor is obligated to exercise the warrant concurrently with the submission of a conversion notice by the investor. The warrant is exercisable into 2,500,000 shares of common stock at an exercise price of $1.00 per share.

     In July 2004, we issued 500,000 shares and 4,500,000 shares (or an aggregate of 5,000,000 shares) of our common stock to two companies for preparing a research report for us. We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and we took appropriate measures to restrict transfer.

     Also in July 2004, we issued 344,315 shares of common stock to an individual who was a former shareholder of World Golf Florida and was never issued shares in connection with the Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In February 2005, we issued 17,100,000 shares of common stock which were not registered under the Securities Act of 1933 (the "Act") to Waco Capital Management for settlement of a previous lawsuit with Equity Growth & Management, both of which have the same beneficial owner. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts were paid by the Company.

     During the three months ended March 31, 2005, we entered into consulting agreements and issued 57,729,149 shares and committed to issue 48,027,770 shares of common stock to various consultants for services performed or to be performed. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts were paid by the Company.

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on October 13, 2005 for the sale of (i) $700,000 in convertible debentures and (ii) warrants to buy 200,000,000 shares of our common stock. In addition, we issued 22,500,000 shares of restricted stock to the investor as a commitment fee.

     This registration statement relates to the resale of the common stock underlying these secured convertible notes and warrants. The investor is obligated to provide us with an aggregate of $700,000 as follows:

     -    $250,000 was disbursed on October 13, 2005;

     -    $150,000 was disbursed on October 26, 2005;

     - $100,000 will be disbursed upon the filing of this registration statement;

     - $150,000 will be disbursed upon the eearlier of 45 days after filing of this registration statement or this registration statement being declared effective; and

     - $50,000 will be disbursed upon the effectiveness of this registration statement.

     Accordingly, we have received a total of $400,000 pursuant to the Securities Purchase Agreement.

     The debentures bear interest at 8%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures divided by the conversion price. The conversion price for the convertible debentures is the lesser of (i) $0.25; (ii) seventy percent of the of the average of the five lowest volume weighted average prices during the twenty trading days prior to the conversion or (iii) seventy percent of the of the volume weighted average on the trading day prior to conversion. Beginning in the first full calendar month after this registration statement is declared effective, the holder is obligated to convert at least 5% of the face value of the convertible debenture per calendar month into shares of our common stock. If the volume weighted average price is below $0.001 on a conversion date, we have the right to pre-pay the amount of the debenture the holder elects to convert, plus accrued and unpaid interest, at 150% of such amount; however, if we elect to pre-pay in this situation, the debenture holder has the right to withdraw the notice of conversion. Also, if the volume weighted average price is below
$0.001 at any point during a month, the holder is not obligated to convert any portion of the debenture during that month. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. The warrant is exercisable into 200,000,000 shares of common stock at an exercise price of $0.0015 per share.

     * All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of World Golf League or executive officers of World Golf League, and transfer was restricted by World Golf League in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

     Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

ITEM  27.  EXHIBITS.

     The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean The World Golf League, Inc., a Delaware corporation.

Exhibit #      Exhibit Name
---------      ------------

3.1 Certificate of Incorporation of the Registrant, incorporated by reference to the Registrant's Registration Statement on Form 10-SB filed with the Commission on April 26, 2002.

3.2 Certificate of Correction to the Certificate of Incorporation of the Registrant, incorporated by reference to the Registrant's Registration Statement on Form 10-SB filed with the Commission on April 26, 2002.

3.3 Certificate of Amendment to the Certificate of Incorporation of the Registrant, incorporated by reference to the Registrant's Registration Statement on Form 10-SB filed with the Commission on April 26, 2002.

3.4 Certificate of Amendment to the Certificate of Incorporation of the Registrant, incorporated by reference to the Current Report on Form 8-K filed with the Commission on February 12, 2003.

3.5 Certificate of Amendment to the Certificate of Incorporation of the Registrant, incorporated by reference to the Current Report on Form 8-K filed with the Commission on March 21, 2003.

3.6 Certificate of Amendment to the Certificate of Incorporation of the Registrant, incorporated by reference to the Current Report on Form 8-K filed with the Commission on October 10, 2003.

3.7 Certificate of Designation for Series A Preferred Stock of the Registrant, incorporated by reference to the Current Report on Form 8-K filed with the Commission on October 10, 2003.

3.8 Certificate of Amendment to the Certificate of Incorporation, increasing the authorized shares of common stock to 1,200,000,000, filed with the Delaware Secretary of State on February 2, 2005, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on February 3, 2005.


3.9 Certificate of Amendment to the Certificate of Incorporation, increasing the authorized shares of common stock to 2,500,000,000, filed with the Delaware Secretary of State on November 2, 2005, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on November 2, 2005.


3.10 By-laws of the Registrant, as amended, incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on September 14, 2005.


4.1 Securities Purchase Agreement dated October 13, 2005 entered between the Company and DLC Capital Group, LLC, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on November 2, 2005.

4.2 Convertible Debenture dated October 13, 2005 entered between the Company and DLC Capital Group, LLC, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on November 2, 2005.

4.3 Warrant to Purchase Common Stock dated October 13, 2005 issued to DLC Capital Group, LLC, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on November 2, 2005.

4.4 Registration Rights Agreement dated October 13, 2005 entered between the Company and DLC Capital Group, LLC, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on November 2, 2005.

4.5 Amendment to Securities Purchase Agreement, Convertible Debenture, Warrant and Registration Rights Agreement, dated October 27, 2005 entered between the Company and DLC Capital Group, LLC, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on November 2, 2005.

5.1 Sichenzia Ross Friedman Ference LLP Opinion and Consent, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on November 2, 2005.


10.1 Stock Exchange Agreement, dated as of January 31, 2003 between Novus Laboratories and The World Golf League, Inc., incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on February 20, 2003.

10.2 Consulting Services Agreement with Upwon, LLC, dated as of February 10, 2005, incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on August 25, 2005.

10.3 Consulting Agreement with Fred Funk, dated as of April 26, 2004, incorporated by reference to the Registrant's Registration Statement on Form 10-SB filed with the Commission on April 26, 2002.

10.4 Executive Employment Agreement with Michael Pagnano, dated as of July 29, 2003, incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on August 25, 2005.

10.5 Agreement with Paxson Productions, Inc., dated as of July 25, 2005, incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on August 25, 2005.

10.6 Personal Services Contract with John O'Hurley, dated as of July 28, 2005, incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on August 25, 2005.

10.7 Executive Employment Agreement with Michael Pagnano, dated as of July 29, 2003, incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on August 25, 2005.

14.1 Code of Ethics, incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed with the Commission on April 26, 2005


21.1           List  of  Subsidiaries  (filed  herewith).


23.1          Consent  of  Ham,  Langston  &  Brezina, LLP, Independent Auditors
             (filed  herewith).

23.2          Consent  of  legal  counsel  (see  Exhibit  5.1)

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Longwood, State of Florida, on November 16, 2005.


                           THE WORLD GOLF LEAGUE, INC.

                      By: /s/ Michael S. Pagnano
                          ---------------------------------------
                          Michael S. Pagnano
                          President, Chief Executive Officer
                          (Principal Executive Officer), Principal
                          Financial Officer, Principal Accounting Officer and Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURE                            TITLE                            DATE

/s/ Michael S. Pagnano     President, Chief Executive Officer  November 16, 2005
------------------------   (PrincipalExecutive Officer),
    Michael S. Pagnano     Principal Financial Officer,
                           PrincipalAccounting Officer and
                           Director

/s/   King Simmons         Director                            November 16, 2005
-----------------------
      King Simmons